                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                       AAMES FINANCIAL CORPORATION
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

[LOGO]


                                January 26, 2000


Dear Stockholder:


    You are cordially invited to attend the Annual Meeting of Stockholders of Aames Financial Corporation (the "Meeting"), which will be held at The Hotel Inter-Continental, 251 S. Olive Street, Los Angeles, California 90012, on Friday, March 3, 2000. The Meeting will begin promptly at 10:00 a.m.



    The accompanying Proxy Statement, which you are urged to read carefully provides important information regarding matters that will be considered and voted upon at the Meeting. In addition to electing Series B Directors and Common Stock Directors of the Company and ratifying the appointment of the independent auditors, stockholders will be asked to consider and vote upon an amendment to the Company's Certificate of Incorporation to effect a one-for-five reverse stock split of the shares of the Company's common stock and Series C Convertible Preferred Stock and an amendment to the Company's Certificate of Incorporation to enable stockholders to act by written consent as permitted by Delaware law. Your Board of Directors unanimously recommends that stockholders vote for all of the proposals.


    You are requested to complete, date and sign the enclosed proxy card and promptly return it in the enclosed envelope, whether or not you plan to attend the Meeting. If you do attend the Meeting, you may vote in person even if you have submitted a proxy card. REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU PLAN TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED.


    On behalf of the Board of Directors, I thank you for your support and urge you to vote FOR all of the proposals and nominees.


                                          Sincerely,

                                          Steven M. Gluckstern

                                          Chairman of the Board

                          AAMES FINANCIAL CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 3, 2000


TO THE STOCKHOLDERS:


    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Aames Financial Corporation (the "Company") will be held at the Hotel Inter-Continental, 251 S. Olive Street, Los Angeles, California 90012, on Friday, March 3, 2000, at 10:00 a.m., Los Angeles time, for the following purposes:



    1. Reverse Common Stock Split Proposal. To approve the amendment to the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation") to effect a one-for-five reverse stock split of the shares of the Company's Common Stock;



    2. Reverse Series C Preferred Stock Split Proposal. To approve the amendment to the Certificate of Incorporation to effect a one-for-five reverse stock split of the shares of the Company's Series C Convertible Preferred stock;



    3. Stockholder Action by Written Consent Proposal. To approve the amendment to the Certificate of Incorporation to enable stockholders to act by written consent as permitted by Delaware law;


    4. Election of Series B Directors. To elect four Series B Directors to hold office until the 2000 Annual Meeting of Stockholders and thereafter until such directors' successors are duly elected and qualified;

    5. Election of Common Stock Directors. To elect two Class II directors to hold office for three years and until such directors' successors are elected;

    6. Ratification of Accountants. To ratify the appointment of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending June 30, 2000; and

    7. Other Business. To transact such other business as may properly come before the Meeting and any adjournment(s) thereof.


    Only stockholders of record of the Company at the close of business on January 21, 2000 are entitled to notice of and to vote at the Meeting and adjournment(s) thereof.


    All stockholders are cordially invited to attend the Meeting in person. However, to ensure your representation at the Meeting, you are urged to mark, sign and return the enclosed Proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any stockholder attending the Meeting may vote in person, even though he or she has returned a Proxy.

                                          By Order of the Board of Directors
                                          David A. Sklar
                                          Secretary


Los Angeles, California
January 26, 2000


IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                          AAMES FINANCIAL CORPORATION


                       350 South Grand Avenue, 52nd Floor
                         Los Angeles, California 90071
                                 (323) 210-5000


                             ---------------------


                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 3, 2000


                                  INTRODUCTION


    This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors (the "Board of Directors") of Aames Financial Corporation, a Delaware corporation (the "Company"), for use at the 1999 Annual Meeting of Stockholders (the "Meeting") to be held at the Hotel Inter-Continental, 251 S. Olive Street, Los Angeles, California 90012, at
10:00 a.m., Los Angeles time, on Friday, March 3, 2000, and at any adjournment(s) thereof.



    It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to stockholders on or about January 26, 2000.



    At the Meeting, the stockholders of the Company will vote upon: (i) the proposal to amend the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation") to effect a one-for-five reverse stock split of the shares of Common Stock, par value $0.001 per share (the "Common Stock") of the Company (the "Reverse Common Stock Split"); (ii) the proposal to amend the Certificate of Incorporation to effect a one-for-five reverse stock split of the shares of Series C Convertible Preferred stock, par value $0.001 per share (the "Series C Preferred Stock") of the Company (the "Reverse Series C Preferred Stock Split"); (iii) the proposal to amend the Certificate of Incorporation to enable stockholders to act by written consent as permitted by Delaware law (the "Stockholder Action by Written Consent Proposal"); (iv) the election of four Series B Directors for terms of one year each (the "Series B Nominees");
(v) the election of two Class II directors for a term of three years each (the "Class II Nominees"); (vi) the ratification of the appointment of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending
June 30, 2000; and (vii) such other matters as may properly come before the Meeting and any and all adjournments thereof.



    A Proxy for use at the Meeting is enclosed. Any stockholder who executes and delivers such Proxy has the right to revoke it at any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed Proxy bearing a later date, or by attending the Meeting and voting in person. Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the Proxy holders in accordance with the instructions on the Proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted, if applicable: (i) for the Reverse Common Stock Split; (ii) for the Reverse Series C Preferred Stock Split;
(iii) for the Stockholder Action by Written Consent Proposal; (iv) for the election of the Series B Nominees; (v) for the election of the Class II Nominees; (vi) for the ratification of the appointment of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending June 30, 2000; and (vii) if any other business is properly presented at the Meeting, in accordance with the recommendations of the Board of Directors.


    The expenses of preparing, assembling, printing and mailing this Proxy Statement and the materials used in the solicitation of Proxies will be borne by the Company. It is contemplated that the Proxies will be solicited through the mails, but officers, directors and regular employees of the Company may solicit Proxies personally. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the Proxy materials to stockholders whose stock in the Company is held of record by such entities. In addition, the Company may use the services of individuals or companies it does not regularly employ in connection with the solicitation of Proxies if management determines it advisable.

                               VOTING SECURITIES


    The close of business on January 21, 2000, has been fixed as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof. As of the Record Date,
[          ] shares of the Common Stock, no shares of the Company's Series A
Preferred Stock, par value $0.001 per share, 26,704,000 shares of Series B Convertible Preferred Stock, par value $0.001 per share (the "Series B Preferred Stock" and, together with the Series C Preferred Stock, the "Series B and
Series C Preferred Stock") and [        ] shares of Series C Preferred Stock
were outstanding.



    As of such date, the Company had approximately [   ] holders of record of
its Common Stock, one holder of record of its Series B Preferred Stock and [ ] holders of record of its Series C Preferred Stock.


    A majority of the outstanding shares of the Company entitled to vote, including one-third of the total number of shares of Series B Preferred Stock and one-third of the total number of shares of Series C Preferred Stock, must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. A stockholder is entitled to cast one vote for each share of Common Stock, Series B and Series C Preferred Stock held on the Record Date for each proposal for which he or she is entitled to vote.

    Approval of the Reverse Common Stock Split requires (i) the affirmative vote of a majority of the votes entitled to be cast by holders of all outstanding shares of Common Stock and all outstanding shares of Series B and Series C Preferred Stock, voting together as a single class, and (ii) the affirmative vote of a majority of the votes entitled to be cast by the holders of all outstanding shares of Common Stock, voting together as a single class.

    Approval of the Reverse Series C Preferred Stock Split requires (i) the affirmative vote of the holders of a majority of the outstanding shares of Series C Preferred Stock, (ii) the affirmative vote of a majority of the votes entitled to be cast by holders of all outstanding shares of Common Stock and all outstanding shares of Series B and Series C Preferred Stock, voting together as a single class and (iii) the affirmative vote of a majority of the votes entitled to be cast by holders of all outstanding shares of Series B and Series C Preferred Stock, voting together as a single class.

    Approval of the Stockholder Action by Written Consent Proposal requires the affirmative vote of the holders of a majority of the votes entitled to be cast by holders of all outstanding shares of Common Stock and all outstanding shares of Series B and Series C Preferred Stock, voting together as a single class.

    The election of each of the Series B Nominees requires the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock. Holders of Common Stock and holders of Series C Preferred Stock are not entitled to vote in the election of the Series B Nominees.

    The election of the Class II Nominees requires the affirmative vote of a majority of the votes cast by holders of Common Stock and Series B Preferred Stock who are present and voting (either in person or by proxy) at the Meeting, voting together as a single class. Holders of Series C Preferred Stock are not entitled to vote in the election of the Class II Nominees.

    Ratification of the appointment of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending June 30, 2000 requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of Common Stock and outstanding shares of Series B and Series C Preferred Stock, which are present (either in person or by proxy) at the Meeting, voting together as a single class.

    Abstentions and broker non-votes will be counted as present for the purpose of determining if a quorum is present. Broker non-votes occur when a broker holding customer securities in street name has not received voting instructions from the customer on certain non-routine matters and, therefore, is barred by rules of the New York Stock Exchange, Inc. ("NYSE") from exercising discretionary authority to vote those securities.


    In accordance with the laws of the State of Delaware and the Company's Certificate of Incorporation and Bylaws, as amended (the "Bylaws"): (i) for the adoption of the Reverse Common Stock Split, the Reverse Series C Preferred Stock Split, Stockholder Action by Written Consent Proposal and the election of the Series B Nominees, which are decided by the affirmative vote of a majority of the votes entitled to be cast by the holders of all outstanding shares of stock entitled to vote on such matters, abstentions and broker non-votes have the same effect as a vote against such proposals; (ii) for the election of the Class II Nominees, which requires a plurality of the votes cast, only proxies and ballots indicating votes "For all nominees," "Withhold authority to vote all nominees" or specifying that votes be withheld from one or more designated nominees are counted to determine the total number of votes cast, and broker non-votes are not counted. Therefore, abstentions and broker non-votes have no effect on the outcome of the election; (iii) for the ratification of the Company's independent accountants and the adoption of all other proposals, which are decided by a majority of the shares present in person or by proxy and entitled to vote, only proxies and ballots indicating votes "For," "Against" or "Abstain" on the proposal or providing the designated proxies with the right to vote in their judgment and discretion on the proposal are counted to determine the number of shares present and entitled to vote, and broker non-votes are not counted. Thus abstentions have the same effect as a vote against a proposal but broker non-votes have no effect on the outcome of the proposal.

PROPOSAL TO APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT
      A ONE-FOR-FIVE REVERSE STOCK SPLIT OF THE SHARES OF THE COMMON STOCK


GENERAL


    The Board of Directors has unanimously adopted a resolution approving, declaring advisable and recommending to the Company's stockholders for their approval, the Reverse Common Stock Split which is an amendment to Article Fourth of the Certificate of Incorporation authorizing a one-for-five reverse stock split of the shares of Common Stock issued and outstanding.


    The form of the proposed amendment to effect the Reverse Common Stock Split is annexed to this Proxy Statement as Annex "A" (the "Reverse Common Stock Split Amendment"). The Reverse Common Stock Split Amendment will effect a one-for-five reverse stock split of the shares of Common Stock issued and outstanding, but will not change the number of authorized shares, the number of treasury shares held by the Company, or the par value of Common Stock.

REASONS FOR THE REVERSE COMMON STOCK SPLIT


    As of the Record Date the Company had [          ] shares of Common Stock
outstanding and traded on the NYSE. As of January 21, 2000 the closing price of
the Common Stock was [$      ] per share. As part of its recapitalization, the
Company issued 127,809,700 sharers of Series B and Series C Preferred Stock over the course of the past twelve months. The Series C Preferred Stock is currently not listed. The Company believes that a reverse stock split is appropriate given the significant impact of the Recapitalization on the Company's equity capital base and will also help to facilitate several important objectives: (i) a potential listing of the shares of Series C Preferred Stock on the NYSE, (assuming approval of the Reverse Series C Preferred Stock Split Proposal)
(ii) maintenance of the common stock's listing on the NYSE; and (iii) increase attractiveness of the stock to the investment community, segments of which do not invest in low-priced stock as a matter of policy or practice.



    The Company has an objective of listing the Series C Preferred Stock and the Company submitted an application to the NYSE to list the Series C Preferred Stock in September 1999 (the "Preferred Stock Listing Application"). The initial listing requirements of the NYSE include, among other things, that the Common Stock maintain a minimum bid price of $5.00 per share. As the average price of the Common Stock was below $5.00 per share in September 1999, the Preferred Stock Listing Application was denied by the NYSE. In the event that the price of the Common Stock increases and maintains a minimum bid price of $5.00 per share in the future, the Company intends to resubmit the Preferred Stock Listing Application to the NYSE. While the Company believes that the Reverse Common Stock Split will cause the trading price of the Common Stock to rise, there can be no assurance that the market price of the Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Common Stock Split or will maintain a minimum bid price of $5.00 per share.



    Although NYSE rules do not specify a minimum trading price to maintain listing on the NYSE, the NYSE may determine to delist a security due to an abnormally low selling price. On August 5, 1999, the NYSE notified the Company in writing (the "NYSE Letter") that the average price of the Common Stock was below $5.00 per share. The NYSE Letter notified the Company that the NYSE's minimum stock price requirement is an average of $1.00 per share over a thirty trading-day period. The NYSE Letter further stated that if the price of the Common Stock did not meet the minimum stock price requirement that the Company would receive official notification after which the Company would have six months to meet the requirement or be subject to suspension or delisting procedures. On December 2, 1999, the NYSE provided official written notice to the Company (the "NYSE Official Notice") that the Company was below the minimum stock price criterion for the 30 trading-days ended October 29, 1999. Pursuant to the NYSE Official Notice, the Company has six months from the date of the NYSE Official Notice to raise the price of the Common Stock above $1.00 per share in both average and absolute value or the NYSE would suspend the Company's listing and apply to the Securities and Exchange Commission (the "SEC") for delisting. Although the thirty trading-day average closing price of the Common Stock fell below $1.00 per share from October 7, 1999 through November 9, 1999, the thirty trading-day average closing price of the Common Stock has not fallen below $1.00 per share since November 9, 1999. The closing sale price of the
Common Stock on January 21, 2000 was [$     ]per share.


    The Board of Directors has determined that it is in the best interests of the Company's stockholders to promote the continued listing of the Common Stock on the NYSE. In addition, the Company believes that a higher stock price may increase investor interest and reduce resistance of brokerage firms to recommend the purchase of the Common Stock. Certain institutional investors have internal policies preventing the purchase of low-priced stocks and many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts. Further, a variety of brokerage house policies and practices tend to discourage brokers within those firms from dealing in low-priced stocks. Moreover, the Board of Directors believes that the perception of the investment community may be negative toward common stock that sells at an abnormally low price and that the Reverse Common Stock Split may improve the perception of the Common Stock as an investment.

    While the Company believes that the Reverse Common Stock Split will cause the trading price of the Common Stock to rise, there can be no assurance that the market price of the Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Common Stock Split.

POTENTIAL EFFECTS OF THE REVERSE COMMON STOCK SPLIT

    Pursuant to the Reverse Common Stock Split, each holder of five shares of Common Stock (the "Old Common Stock"), immediately prior to the effectiveness of the Reverse Common Stock Split would become the holder of one share of Common Stock (the "New Common Stock"), after consummation of the Reverse Common Stock Split.

    Although the Reverse Common Stock Split, will not, by itself, impact the Company's assets or properties, the Reverse Common Stock Split could result in a decrease in the aggregate market value of the Company's equity capital. The Board of Directors believes that this risk is outweighed by the likelihood that the trading price of the Common Stock will increase and the benefits of promoting the continued listing of the Common Stock on the NYSE.

    If approved, the Reverse Common Stock Split will result in some stockholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.


    The Company will not issue fractional shares in connection with the Reverse Common Stock Split. Instead, each holder of shares of Old Common Stock not divisible by five as of the effective date of the Reverse Common Stock Split will, in lieu of receiving fractional shares, have the option for 60 days after such effective date to either (a) purchase from other stockholders otherwise entitled to fractional shares a sufficient fractional share interest to 'round-up' to a full share of New Common Stock, to the extent such fractions of shares are available from other stockholders, at a price equal to the product of
(x) the fractional shares to which a holder would otherwise be entitled, multiplied by (y) five times the closing sale price per share of the Old Common Stock as listed on the NYSE on the business day prior to the Effective Date, or
(b) sell such holder's fractional share interest to other stockholders at the same price (the 'Fractional Share Program'). Unless and until a stockholder purchases a fractional share interest to round up to a full share of New Common Stock, such holder shall have no further interest as a stockholder in respect of such fractional shares.

    If stockholders wish to purchase more fractional share interests than those which have been offered for sale and not rounded up by other stockholders, the desire of some stockholders to purchase additional fractional share interests will not be met. The Exchange Agent (as defined hereinbelow) will, on a first-come, first-served basis, in order of receipt, match the transmittal forms of stockholders wishing to purchase fractional share interests with those of stockholders wishing to sell their fractional share interests. It is in the interests of stockholders who wish to purchase fractional interests to execute and return the transmittal form to the Exchange Agent at the earliest practicable date after receipt of such form by the stockholders after the effective date of the Reverse Common Stock Split. See 'Fractional Share Program.'


SHARES OF COMMON STOCK ISSUED AND OUTSTANDING

    The Company is currently authorized to issue a maximum of 400,000,000 shares of Common Stock. As of the Record Date, there were 31,040,870 shares of Common Stock issued and outstanding. Although the number of authorized shares of Common Stock will not change as a result of the Reverse Common Stock Split, the number of shares of Common Stock issued and outstanding, will be reduced to a number that will be approximately equal to the number of shares of Common Stock issued and outstanding, immediately prior to the effectiveness of the Reverse Common Stock Split, divided by five.

    With the exception of the number of shares issued and outstanding, the rights and preferences of the shares of Common Stock, as well as the par value of the Common Stock prior and subsequent to the Reverse Common Stock Split will remain the same. It is not anticipated that the financial condition of the Company, the percentage ownership of management, the number of the Company's stockholders, or any aspect of the Company's business would materially change as a result of the Reverse Common Stock Split.

    THE COMMON STOCK IS CURRENTLY REGISTERED UNDER SECTION 12(B) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT") AND, AS A RESULT, THE COMPANY IS SUBJECT TO THE PERIODIC REPORTING AND OTHER REQUIREMENTS OF THE EXCHANGE ACT. THE PROPOSED REVERSE COMMON STOCK SPLIT WILL NOT AFFECT THE REGISTRATION OF THE COMMON STOCK UNDER THE EXCHANGE ACT.

INCREASE OF SHARES OF COMMON STOCK AVAILABLE FOR FUTURE ISSUANCE

    As a result of the Reverse Common Stock Split, there will be a reduction in the number of shares of Common Stock issued and outstanding, and an associated increase in the number of authorized shares that are unissued and available for future issuance after the Reverse Common Stock Split (the "Increased Available Common Shares"). The Board of Directors could issue the Increased Available Common Shares for any proper corporate purpose, including, among others, future financing transactions, without stockholder approval.

    Because the Reverse Common Stock Split will create the Increased Available Common Shares, the Reverse Common Stock Split may be construed as having an anti-takeover effect. Although neither the Board of Directors nor the management of the Company views the Reverse Common Stock Split as an anti-takeover measure, the Company could use the Increased Available Common Shares to frustrate persons seeking to effect a takeover or otherwise gain control of the Company.

EFFECTIVENESS OF THE REVERSE COMMON STOCK SPLIT


    The Reverse Common Stock Split, if approved by the Company's stockholders, would become effective (the "Effective Date") upon the filing with the Secretary of State of the State of Delaware of a Certificate of Amendment of the Certificate of Incorporation which will amend Article Fourth of the Certificate of Incorporation in substantially the form attached to this Proxy Statement as Annex "A." It is expected that such filing will take place on or shortly after the date of the Annual Meeting, assuming the stockholders approve the Reverse Common Stock Split. However, the exact timing of the filing of the Reverse Common Stock Split Amendment will be determined by the Board of Directors based upon its evaluation as to when such action will be most advantageous to the Company and its stockholders, and the Board of Directors reserves the right to delay filing the Reverse Common Stock Split Amendment for up to twelve months following stockholder approval thereof. In addition, the Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Common Stock Split Amendment if, at any time prior to filing the Reverse Common Stock Split Amendment, the Board of Directors, in its sole discretion, determines that it is no longer in the best interests of the Company and its stockholders.



    Commencing on the Effective Date, each Old Common Stock certificate will be deemed for all corporate purposes to evidence ownership of the reduced number of shares of New Common Stock resulting from the Reverse Common Stock Split and the right, if applicable, to participate in the Fractional Share Program (as described below) in lieu of fractional shares. As soon as practicable after the Effective Date, stockholders will be notified as to the effectiveness of the Reverse Common Stock Split and instructed as to how and when to surrender their certificates representing shares of Old Common Stock in exchange for certificates representing shares of New Common Stock (and the right, if applicable, to participate in the Fractional Share Program (as described below) in lieu of fractional shares). The Company intends to use ChaseMellon Shareholder Services, L.L.C. as its exchange agent (the "Exchange Agent") in effecting the exchange of certificates following the effectiveness of the Reverse Common Stock Split.


    On the Effective Date, the interest of each stockholder of record who owns fewer than five shares of Common Stock will thereby be terminated, and he, she or it will have no right to vote as a stockholder or share in the assets or any future earnings of the Company.


THE FRACTIONAL SHARE PROGRAM



    No fractional shares of New Common Stock will be issued as a result of the Reverse Common Stock Split, and fractional share interests will not entitle the holder thereof to exercise any right of a stockholder with respect thereto. In lieu of issuing certificates evidencing fractional shares, each stockholder whose holdings on the Effective Date are not evenly divisible by five will be given the option, exercisable within 60 days after the Effective Date, of either
(a) purchasing from other stockholders otherwise entitled to fractional shares a sufficient fractional share interest to 'round-up' to a full share of New Common Stock, to the extent such fractions of shares are available from other stockholders, at a price equal to the product of (x) the fractional shares to which a holder would otherwise be entitled, multiplied by (y) five times the closing sale price per share of the Old Common Stock as listed on the NYSE on the business day prior to the Effective Date, or (b) selling such stockholder's fractional share interest to other stockholders at the same price.



    The Exchange Agent, or such other person (including the Company) as shall be designated by the executive officers of the Company, will act as agent for the stockholders in connection with the purchase and sale of fractional share interests for the purpose of combining such interests into whole shares. The transmittal form, which will be sent to stockholders after the Effective Date of the Reverse Common Stock Split, will ask each stockholder otherwise entitled to fractions of shares of New Common Stock to designate whether such stockholder wishes to (i) sell such stockholder's fractional share interest or
(ii) purchase a sufficient fractional share interest from other stockholders to round-up such stockholder's fractional share interest to a whole share of New Common Stock. The transmittal form will specify the form of payment which must accompany the transmittal form in order for an election to round-up to be effective.



    The Exchange Agent will, on a first-come, first-served basis, in order of receipt, match the transmittal forms of stockholders wishing to purchase fractional share interests with those of stockholders wishing to sell their fractional share interests. It is in the interests of stockholders who wish to purchase fractional interests to execute and return the transmittal form to the Exchange Agent at the earliest practicable date after receipt of such form by the stockholders. If stockholders wish to purchase more fractional share interests than those which have been offered for sale by other stockholders, the desire of some stockholders to purchase additional fractional share interests will not be met. Stockholders will not be permitted to purchase a larger fractional share interest than is necessary to round-up to the next highest whole number of shares of New Common Stock.



    The period during which stockholders will be able to make the aforementioned election will expire 60 days after the Effective Date. Any stockholder whose transmittal form is not received by the Exchange Agent within such period will be deemed to have elected to sell any fractional share interest held by such stockholder. Any fractional share interests not purchased by other stockholders will be aggregated and sold on the open market by the Exchange Agent.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizing certain federal income tax consequences is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date of this Proxy Statement. This discussion is for general information only and does not discuss consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.


    No gain or loss will be recognized by the Company as a result of the Reverse Common Stock Split. The receipt of New Common Stock solely in exchange for Old Common Stock generally will not result in recognition of gain or loss to the stockholders. The adjusted tax basis of a stockholder's New Common Stock will be the same as the adjusted tax basis of the shares of Old Common Stock exchanged therefor, and the holding period of the New Common Stock will include the holding period of the Old Common Stock exchanged therefor. The receipt of cash by a stockholder in exchange for Old Common Stock, however, will be a taxable transaction for federal income tax purposes.



    A stockholder owning fewer than five shares who does not 'round-up' to a full share of New Common Stock will receive only cash in the transaction. This receipt of cash will generally result in the recognition of gain or loss equal to the difference between the cash received and the stockholder's adjusted tax basis in the surrendered Common Stock. Assuming the Old Common Stock is held as a capital asset, the gain or loss recognized will be capital gain or loss, which will be long-term capital gain or loss if the stockholder's holding period for the Common Stock exceeds one year.



    A stockholder who owns five or more shares of Old Common Stock, but who does not hold a number of shares of Old Common Stock that is evenly divisible by five and does not 'round-up' will receive both shares of New Common Stock and cash in lieu of fractional shares of New Common Stock. The federal income tax treatment of the cash received will be the same as described above, unless it is determined that the Reverse Common Stock Split has the 'effect of the distribution of a dividend' under the Code (taking into account the constructive ownership rules). If it is determined that the Reverse Stock Split has such an effect, the cash received in lieu of fractional shares of New Common Stock will be treated as a dividend to the extent of the stockholder's ratable share of the Company's undistributed earnings and profits, and the balance of the cash will be treated as received in exchange for property. Taxable gain or loss will be realized on this exchange for property in an amount equal to the difference between the portion of the cash not treated as a dividend and the stockholder's adjusted tax basis in the Common Stock exchanged for cash. The Code provisions that dictate whether the cash received will have the 'effect of the distribution of a dividend' are complex and are beyond the scope of this discussion.

    In the event a stockholder decides to 'round-up' a fractional share interest, the amount paid to accomplish the 'round-up' will generally be added to the stockholder's tax basis in the fractional shares.


APPRAISAL RIGHTS

    Appraisal rights are not available under the Delaware General Corporation Law or under the Company's Certificate of Incorporation or Bylaws in connection with the proposal to approve the Reverse Common Stock Split Amendment.

VOTE REQUIRED

    Approval of the Reverse Common Stock Split requires (i) the affirmative vote of a majority of the votes entitled to be cast by holders of all outstanding shares of Common Stock and all outstanding shares of Series B and Series C Preferred Stock, voting together as a single class, and (ii) the affirmative vote of a majority of the votes entitled to be cast by the holders of all outstanding shares of Common Stock, voting together as a single class.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION IN ORDER TO EFFECT THE ONE-FOR-FIVE REVERSE COMMON STOCK SPLIT OF SHARES OF COMMON STOCK ISSUED AND OUTSTANDING.

PROPOSAL TO APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-FIVE REVERSE STOCK SPLIT OF THE SHARES OF THE SERIES C PREFERRED STOCK


GENERAL


    The Board of Directors has also unanimously adopted a resolution approving, declaring advisable and recommending to the Company's stockholders for their approval, the Reverse Series C Preferred Stock Split which is an amendment to Article Fourth of the Certificate of Incorporation authorizing a one-for-five reverse stock split of the shares of Series C Preferred Stock issued and outstanding.


    The form of the proposed amendment to effect the Reverse Series C Preferred Stock Split is annexed to this Proxy Statement as Annex "A" (the "Reverse
Series C Preferred Stock Split Amendment"). The Reverse Series C Preferred Stock Split Amendment will effect a one-for-five reverse stock split of the shares of Series C Preferred Stock issued and outstanding, but will not change the number of authorized shares or the par value of Series C Preferred Stock.

REASONS FOR THE REVERSE SERIES C PREFERRED STOCK SPLIT


    The Common Stock currently is listed on the NYSE. The Company filed the Preferred Stock Listing Application in September, 1999 to list the shares of Series C Preferred Stock. However, the initial listing requirements of the NYSE require, among other things, that the stock covered by the listing application maintain a minimum bid price of $5.00 per share. As the Series C Preferred Stock was not publicly traded, the NYSE considered the recent trading prices of the Common Stock, which were below $5.00 per share in September, 1999, and denied the Preferred Stock Listing Application The closing sale price of the Common
Stock on January 21, 2000 was $      per share. In the event that in the future
the price of the Common Stock increases and maintains a minimum bid price of $5.00 per share, the Company intends to resubmit the Preferred Stock Listing Application with the NYSE. While the Company believes that the Reverse Common Stock Split will cause the trading price of the Common Stock to rise, there can be no assurance that the market price of the Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Common Stock Split or will maintain a minimum bid price of $5.00 per share.


    The Board of Directors has determined that it is in the best interests of the Company's stockholders to promote the listing of the Series C Preferred Stock on the NYSE. In addition, the Company believes that the listing of the Series C Preferred Stock on the NYSE may increase investor interest in the purchase of Series C Preferred Stock. The Series C Preferred Stock is currently convertible into Common Stock on a share for share basis, and if the Reverse Common Stock Split and the Reverse Series C Preferred Stock Split are approved, the New Series C Preferred Stock (as defined below) will be convertible into New Common Stock on a share for share basis. As the Series C Preferred Stock is currently convertible into Common Stock on a share for share basis, the Company believes the Reverse Series C Preferred Stock Split (together with the Reverse Common Stock Split) will cause the value of the Series C Preferred Stock to rise, (together with the trading price of the Common Stock); however, there can be no assurance that the value of the Series C Preferred Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Series C Preferred Stock Split or in proportion to the rise, if any, in the trading price of the Common Stock.

POTENTIAL EFFECTS OF THE REVERSE SERIES C PREFERRED STOCK SPLIT.

    Pursuant to the Reverse Series C Preferred Stock Split, each holder of five shares of Series C Preferred Stock (the "Old Series C Preferred Stock"), immediately prior to the effectiveness of the Reverse Series C Preferred Stock Split would become the holder of one share of Series C Preferred

Stock (the "New Series C Preferred Stock"), after consummation of the Reverse Series C Preferred Stock Split.

    Although the Reverse Series C Preferred Stock Split, will not, by itself, impact the Company's assets or properties, the Reverse Series C Preferred Stock Split could result in a decrease in the aggregate market value of the Company's equity capital. The Board of Directors believes that this risk is outweighed by the likelihood that the value price of the Series C Preferred Stock will increase and the benefits of promoting the proposed listing of the Series C Preferred Stock on the NYSE.

    If approved, the Reverse Series C Preferred Stock Split will result in some stockholders owning "odd-lots" of less than 100 shares of Series C Preferred Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.


    The Company will not issue fractional shares in connection with the Reverse Series C Preferred Stock Split. Instead, each holder of shares of Old Common Stock not divisible by five as of the effective date of the Reverse Common Stock Split will, in lieu of receiving fractional shares, have the option for 60 days after such effective date to either (a) purchase from other stockholders otherwise entitled to fractional shares a sufficient fractional share interest to 'round-up' to a full share of New Series C Preferred Stock, to the extent such fractions of shares are available from other stockholders, at a price of
[$    ] the fractional shares to which a holder would otherwise be entitled, multiplied by (y) five times the closing sale price per share of the Old Common Stock as listed on the NYSE on the business day prior to the Effective Date, or
(b) sell such holder's fractional share interest to other stockholders at the same price (the 'Fractional Share Program'). Unless and until a stockholder purchases a fractional share interest to round up to a full share of New Common Stock, such holder shall have no further interest as a stockholder in respect of such fractional shares.



    If stockholders wish to purchase more fractional share interests than those which have been offered for sale and not rounded up by other stockholders, the desire of some stockholders to purchase additional fractional share interests will not be met. The Exchange Agent (as defined hereinbelow) will, on a first-come, first-served basis, in order of receipt, match the transmittal forms of stockholders wishing to purchase fractional share interests with those of stockholders wishing to sell their fractional share interests. It is in the interests of stockholders who wish to purchase fractional interests to execute and return the transmittal form to the Exchange Agent at the earliest practicable date after receipt of such form by the stockholders after the effective date of the Reverse Common Stock Split. See 'Fractional Share Program.'


SHARES OF SERIES C PREFERRED STOCK ISSUED AND OUTSTANDING

    The Company is currently authorized to issue a maximum of 107,122,664 shares of Series C Preferred Stock. As of the Record Date, there were 101,105,700 shares of Series C Preferred Stock issued and outstanding. Although the number of authorized shares of Series C Preferred Stock will not change as a result of the Reverse Series C Preferred Stock Split, the number of shares of Series C Preferred Stock issued and outstanding, will be reduced to a number that will be approximately equal to the number of shares of Series C Preferred Stock issued and outstanding, immediately prior to the effectiveness of the Reverse Series C Preferred Stock Split, divided by five.

    With the exception of the number of shares issued and outstanding, the rights and preferences of the shares of Series C Preferred Stock, as well as the par value of the Series C Preferred Stock, prior and subsequent to the Reverse Series C Preferred Stock Split will remain the same. It is not anticipated that the financial condition of the Company, the percentage ownership of management, the number of the Company's stockholders, or any aspect of the Company's business would materially change as a result of the Reverse Series C Preferred Stock Split.

    THE SERIES C PREFERRED STOCK ISSUED PURSUANT TO THE RIGHTS OFFERING IS CURRENTLY REGISTERED UNDER SECTION 12(B) OF THE EXCHANGE ACT. THE PROPOSED REVERSE SERIES C PREFERRED STOCK SPLIT WILL NOT AFFECT THE REGISTRATION OF THE SERIES C PREFERRED STOCK ISSUED PURSUANT TO THE RIGHTS OFFERING UNDER THE EXCHANGE ACT.

INCREASE OF SHARES OF SERIES C PREFERRED STOCK AVAILABLE FOR FUTURE ISSUANCE

    As a result of the Reverse Series C Preferred Stock Split, there will be a reduction in the number of shares of Series C Preferred Stock issued and outstanding, and an associated increase in the number of authorized shares that are unissued and available for future issuance after the Reverse Series C Preferred Stock Split (the "Increased Available Series C Preferred Shares"). Currently, the Company's Certificate of Incorporation requires the approval of the holders of Series B and Series C Preferred Stock at a duly held meeting of the stockholders to issue shares of Series C Preferred Stock (including the Increased Available Series C Preferred Shares). However, if the Stockholder Action by Written Consent Proposal is approved, the stockholders could approve issuance of the Increased Available Series C Preferred Shares by non-unanimous written consent without holding a meeting of the stockholders for any proper corporate purpose, including, among others, future financing transactions. As the holder of a majority of the outstanding shares of Series B and Series C Preferred Stock, a partnership controlled by Capital Z Financial Services Fund II, L.P. ("Capital Z") could approve the issuance of the Increased Available Series C Preferred Shares for any proper corporate purpose, including, among others, future financing transactions, without holding a stockholder's meeting.

    Because the Reverse Series C Preferred Stock Split will create the Increased Available Series C Preferred Shares, the Reverse Series C Preferred Stock Split may be construed as having an anti-takeover effect. Although neither the Board of Directors nor the management of the Company views the Reverse Series C Preferred Stock Split as an anti-takeover measure, the Company could use the Increased Available Series C Preferred Shares (with approval by the holders of the Series B and Series C Preferred Stock) to frustrate persons seeking to effect a takeover or otherwise gain control of the Company.

EFFECTIVENESS OF THE REVERSE SERIES C PREFERRED STOCK SPLIT


    The Reverse Series C Preferred Stock Split, if approved by the Company's stockholders, would become effective on the Effective Date upon the filing with the Secretary of State of the State of Delaware of a Certificate of Amendment of the Certificate of Incorporation which will amend Article Fourth of the Certificate of Incorporation in substantially the form attached to this Proxy Statement as Annex "A." It is expected that such filing will take place on or shortly after the date of the Annual Meeting, assuming the stockholders approve the Reverse Series C Preferred Stock Split. However, the exact timing of the filing of the Reverse Series C Preferred Stock Split Amendment will be determined by the Board of Directors based upon its evaluation as to when such action will be most advantageous to the Company and its stockholders, and the Board of Directors reserves the right to delay filing the Reverse Series C Preferred Stock Split Amendment for up to twelve months following stockholder approval thereof. In addition, the Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Series C Preferred Stock Split Amendment if, at any time prior to filing the Reverse Series C Preferred Stock Split Amendment, the Board of Directors, in its sole discretion, determines that it is no longer in the best interests of the Company and its stockholders.



    Commencing on the Effective Date, each Old Series C Preferred Stock certificate will be deemed for all corporate purposes to evidence ownership of the reduced number of shares of New Series C Preferred Stock resulting from the Reverse Series C Preferred Stock Split and the right, if applicable, to participate in the Fractional Share Program (as described below) in lieu of fractional shares. As soon as practicable after the Effective Date, stockholders will be notified as to the effectiveness of the

Reverse Series C Preferred Stock Split and instructed as to how and when to surrender their certificates representing shares of Old Series C Preferred Stock in exchange for certificates representing shares of New Series C Preferred Stock (and the right, if applicable, to participate in the Fractional Share Program (as described below) in lieu of fractional shares). The Company intends to use ChaseMellon Shareholder Services, L.L.C. as its exchange agent in effecting the exchange of certificates following the effectiveness of the Reverse Series C Preferred Stock Split.


    On the Effective Date, the interest of each stockholder of record who owns fewer than five shares of Series C Preferred Stock will thereby be terminated, and he, she or it will have no right to vote as a stockholder or share in the assets or any future earnings of the Company.


THE FRACTIONAL SHARE PROGRAM



    No fractional shares of New Common Stock will be issued as a result of the Reverse Common Stock Split, and fractional share interests will not entitle the holder thereof to exercise any right of a stockholder with respect thereto. In lieu of issuing certificates evidencing fractional shares, each stockholder whose holdings on the Effective Date are not evenly divisible by five will be given the option, exercisable within 60 days after the Effective Date, of either
(a) purchasing from other stockholders otherwise entitled to fractional shares a sufficient fractional share interest to 'round-up' to a full share of New Common Stock, to the extent such fractions of shares are available from other stockholders, at a price equal to the product of (x) the fractional shares to which a holder would otherwise be entitled, multiplied by (y) five times the closing sale price per share of the Old Common Stock as listed on the NYSE on the business day prior to the Effective Date, or (b) selling such stockholder's fractional share interest to other stockholders at the same price.



    The Exchange Agent, or such other person (including the Company) as shall be designated by the executive officers of the Company, will act as agent for the stockholders in connection with the purchase and sale of fractional share interests for the purpose of combining such interests into whole shares. The transmittal form, which will be sent to stockholders after the Effective Date of the Reverse Common Stock Split, will ask each stockholder otherwise entitled to fractions of shares of New Common Stock to designate whether such stockholder wishes to (i) sell such stockholder's fractional share interest or
(ii) purchase a sufficient fractional share interest from other stockholders to round-up such stockholder's fractional share interest to a whole share of New Common Stock. The transmittal form will specify the form of payment which must accompany the transmittal form in order for an election to round-up to be effective.



    The Exchange Agent will, on a first-come, first-served basis, in order of receipt, match the transmittal forms of stockholders wishing to purchase fractional share interests with those of stockholders wishing to sell their fractional share interests. It is in the interests of stockholders who wish to purchase fractional interests to execute and return the transmittal form to the Exchange Agent at the earliest practicable date after receipt of such form by the stockholders. If stockholders wish to purchase more fractional share interests than those which have been offered for sale by other stockholders, the desire of some stockholders to purchase additional fractional share interests will not be met. Stockholders will not be permitted to purchase a larger fractional share interest than is necessary to round-up to the next highest whole number of shares of New Common Stock.



    The period during which stockholders will be able to make the aforementioned election will expire 60 days after the Effective Date. Any stockholder whose transmittal form is not received by the Exchange Agent within such period will be deemed to have elected to sell any fractional share interest held by such stockholder. Any fractional share interests not purchased by other stockholders will be aggregated and sold on the open market by the Exchange Agent.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizing certain federal income tax consequences is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date of this Proxy Statement. This discussion is for general information only and does not discuss consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.


    No gain or loss will be recognized by the Company as a result of the Reverse Series C Preferred Stock Split. The receipt of New Series C Preferred Stock solely in exchange for Old Series C Preferred Stock generally will not result in recognition of gain or loss to the stockholders. The adjusted tax basis of a stockholder's New Series C Preferred Stock will be the same as the adjusted tax basis of the shares of Old Series C Preferred Stock exchanged therefor, and the holding period of the New Series C Preferred Stock will include the holding period of the Old Series C Preferred Stock exchanged therefor. The receipt of cash by a stockholder in exchange for Old Series C Preferred Stock, however, will be a taxable transaction for federal income tax purposes.



    A stockholder owning fewer than five shares who does not 'round-up' to a full share of New Common Stock will receive only cash in the transaction. This receipt of cash will generally result in the recognition of gain or loss equal to the difference between the cash received and the stockholder's adjusted tax basis in the surrendered Common Stock. Assuming the Old Common Stock is held as a capital asset, the gain or loss recognized will be capital gain or loss, which will be long-term capital gain or loss if the stockholder's holding period for the Common Stock exceeds one year.



    A stockholder who owns five or more shares of Old Common Stock, but who does not hold a number of shares of Old Common Stock that is evenly divisible by five and does not 'round-up' will receive both shares of New Common Stock and cash in lieu of fractional shares of New Common Stock. The federal income tax treatment of the cash received will be the same as described above, unless it is determined that the Reverse Common Stock Split has the 'effect of the distribution of a dividend' under the Code (taking into account the constructive ownership rules). If it is determined that the Reverse Stock Split has such an effect, the cash received in lieu of fractional shares of New Common Stock will be treated as a dividend to the extent of the stockholder's ratable share of the Company's undistributed earnings and profits, and the balance of the cash will be treated as received in exchange for property. Taxable gain or loss will be realized on this exchange for property in an amount equal to the difference between the portion of the cash not treated as a dividend and the stockholder's adjusted tax basis in the Common Stock exchanged for cash. The Code provisions that dictate whether the cash received will have the 'effect of the distribution of a dividend' are complex and are beyond the scope of this discussion.



    In the event a stockholder decides to 'round-up' a fractional share interest, the amount paid to accomplish the 'round-up' will generally be added to the stockholder's tax basis in the fractional shares.


APPRAISAL RIGHTS


    Appraisal rights are not available under the Delaware General Corporation Law or under the Certificate of Incorporation or Bylaws in connection with the proposal to approve the Reverse Series C Preferred Stock Split Amendment.


VOTE REQUIRED

    Approval of the Reverse Series C Preferred Stock Split requires (i) the affirmative vote of the holders of a majority of the outstanding shares of Series C Preferred stock, (ii) the affirmative vote of a majority of the votes entitled to be cast by holders of all outstanding shares of Common Stock and all outstanding shares of Series B and Series C Preferred Stock, voting together as a single class, and (iii) the affirmative vote of a majority of the votes entitled to be cast by holders of all outstanding shares of Series B and Series C Preferred Stock, voting together as a single class.


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION IN ORDER TO EFFECT THE ONE-FOR-FIVE REVERSE STOCK SPLIT OF SHARES OF SERIES C PREFERRED STOCK ISSUED AND OUTSTANDING.

     PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S AMENDED CERTIFICATE
       OF INCORPORATION TO ENABLE STOCKHOLDERS TO ACT BY WRITTEN CONSENT

GENERAL


    The Board of Directors has unanimously adopted a resolution approving, declaring advisable and recommending to the Company's stockholders for their approval, an amendment to Article Seventh of the Certificate of Incorporation which would remove a provision which prohibits action by written consent of the stockholders of the Company (the "Written Consent Amendment").


EFFECT OF APPROVAL OF THE STOCKHOLDER ACTION BY WRITTEN CONSENT PROPOSAL


    Pursuant to Delaware law, unless otherwise provided in the Certificate of Incorporation, any action that is required to be taken or that may be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, unless a company's certificate of incorporation specifically provides otherwise. If stockholders take corporate action without a meeting by less than unanimous written consent, prompt notice of such action must be given to stockholders who did not consent in writing and who, if the action had been taken at a meeting, would have been entitled to notice of such meeting. The Certificate of Incorporation currently prohibits action by written consent. The proposed Written Consent Amendment would remove the prohibition contained in the Certificate of Incorporation and would permit action by stockholders by written consent pursuant to Delaware law.



    The Written Consent Amendment, if approved by the Company's stockholders, would become effective upon the filing with the Secretary of State of the State of Delaware of a Certificate of Amendment of the Certificate of Incorporation which will amend Article Seventh of the Certificate of Incorporation in substantially the form attached to this Proxy Statement as Annex "B." It is expected that such filing will take place on or shortly after the date of the Annual Meeting, assuming the stockholders approve the Stockholder Action by Written Consent Proposal. However, the exact timing of the filing of the Written Consent Amendment will be determined by the Board of Directors based upon its evaluation as to when such action will be most advantageous to the Company and its stockholders, and the Board of Directors reserves the right to delay filing the Written Consent Amendment for up to twelve months following stockholder approval thereof. In addition, the Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Written Consent Amendment if, at any time prior to filing the Written Consent Amendment, the Board of Directors, in its sole discretion, determines that it is no longer in the best interests of the Company and its stockholders.


    The provisions authorizing action by stockholders by written consent allows the stockholders of the Company to take action without incurring the expense or delay of holding a meeting of stockholders, but has the effect of limiting the opportunity of all stockholders to participate in the discussion of any proposed action.

    If the Stockholder Action by Written Consent Proposal is approved, Capital Z, as holder of a majority of shares of Series B and Series C Preferred Stock will be able to remove directors or take any other actions that require the approval of the holders of the Series B and Series C Preferred Stock (other than actions which, under Delaware law, require a separate vote of each class).


    The Company intends to issue shares of, or securities convertible into shares of, Series C Preferred Stock to certain management investors, lenders, consultants or other third parties that the Company does business with from time to time. The Certificate of Incorporation currently prohibits such issuance of stock without the affirmative vote of a majority of the holders of Series B and Series C Preferred Stock, voting together as a single class at a meeting of stockholders. If the Stockholder Action by Written Consent Proposal is approved, the Company will be able to issue shares of Series C Convertible Preferred Stock to these consultants and members of management with the written consent of stockholders pursuant to Delaware law.


VOTE REQUIRED

    The affirmative vote of the holders of a majority of the votes entitled to be cast by holders of all outstanding shares of Common Stock and all outstanding shares of Series B and Series C Preferred Stock, voting together as a single class.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S AMENDED CERTIFICATE OF INCORPORATION TO ENABLE STOCKHOLDERS TO ACT BY WRITTEN CONSENT.

                         ELECTION OF SERIES B DIRECTORS

    The Bylaws provide that the Board of Directors shall consist of no fewer than three and no more than nine members as determined from time to time by the Board of Directors. The Board of Directors currently consists of nine directors divided into two groups. One group consists of four directors who are elected by the holders of the Series B Preferred Stock (the "Series B Directors") and the other group consists of five directors who are elected by the holders of the Common Stock and the holders of the Series B Preferred Stock, voting as a single class (the "Common Stock Directors"). The Common Stock Directors are further divided into three classes with staggered terms: Class I, consisting of two Directors, with terms expiring in 2000, Class II, consisting of two Directors, with terms expiring at the Meeting, and Class III, consisting of one Director, with a term expiring in 2001 (which is a nominee of Capital Z). At each annual meeting of stockholders, all of the Series B Directors are elected for one-year terms and Common Stock Directors constituting one of the classes with staggered terms are elected for three-year terms.

    The Company has agreed to nominate four designees of the holders of Series B Preferred Stock to be elected as the Series B Directors at each annual meeting of stockholders. The nominees for election as Series B Directors identified below have been designated by the Company's largest stockholder, Capital Z.

    At the Meeting, the Series B Nominees will be elected for terms expiring at the next Annual Meeting of Stockholders. Series B Directors may be removed without cause by the vote of a majority of the holders of Series B Preferred Stock then entitled to vote.

    Unless otherwise instructed, the Proxy holders will vote the Proxies received for the nominees named below. If the nominee(s) are unable or unwilling to serve as directors at the time of the Meeting or any adjournment thereof, the Proxies will be voted for such other nominee as shall be designated by the holders of Series B Preferred Stock to fill any vacancy. The Company has no reason to believe that such nominees will be unwilling or unable to serve if elected as a director.

    The election of each of the Series B Nominees requires the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock. Holders of Common Stock and holders of Series C Preferred Stock are not entitled to vote in the election of the Series B Nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED BELOW.

    The Board of Directors proposes the election of the Series B Nominees as follows:


                              Steven M. Gluckstern
                                 Adam M. Mizel
                                Mani A. Sadeghi
                                David A. Spuria


    If elected, the nominees are expected to serve until the next Annual Meeting of Stockholders. The election of each of the nominees for Series B Director requires the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock.

CAPITAL Z AND THE BOARD OF DIRECTORS

    If each of the Series B Nominees are elected at the Meeting, and Mr. Rahe, a Class III Common Stock Director nominated by Capital Z continues to serve as a director, affiliates of Capital Z will occupy five of the nine positions on the Company's Board of Directors and, thus, will control the management and operations of the Company.

                ELECTION OF TWO CLASS II COMMON STOCK DIRECTORS

    The Bylaws of the Company provide that the Board of Directors shall consist of no fewer than three and no more than nine members as determined from time to time by the Board of Directors. The Board of Directors currently consists of nine directors divided into two groups. One group consists of four Series B Directors who are elected by the holders of the Series B Preferred Stock and the other group consists of five Common Stock Directors who are elected by the holders of the Common Stock and the holders of the Series B Preferred Stock, voting as a single class. The Common Stock Directors are further divided into three classes with staggered terms: Class I, consisting of two Directors, with terms expiring in 2000, Class II, consisting of two Directors, with terms expiring at the Meeting, and Class III, consisting of one Director, with a term expiring in 2001 ( which is a nominee of Capital Z). At each annual meeting of stockholders, all of the Series B Directors are elected for one-year terms and Common Stock Directors constituting one of the classes with staggered terms are elected for three-year terms.

    At the Meeting, the Class II Nominees will be elected for terms expiring at the 2002 Annual Meeting of Stockholders. The Common Stock Directors may be removed only for cause with the vote of a majority of the votes entitled to be cast by the holders of Common Stock and Series B Preferred Stock.

    Unless otherwise instructed, the Proxy holders will vote the Proxies received for the nominees named below. If the nominees are unable or unwilling to serve as directors at the time of the Meeting or any adjournment thereof, the Proxies will be voted for such other nominees as shall be designated by the current Board of Directors to fill any vacancy. The Company has no reason to believe that either of the nominees will be unwilling or unable to serve if elected as a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED BELOW.

    The election of the Class II Nominees requires the affirmative vote of a majority of the votes cast by holders of Common Stock and Series B Preferred Stock who are present and voting (either in person or by proxy) at the Meeting, voting together as a single class. Holders of Series C Preferred Stock are not entitled to vote in the election of the Class II Nominees.

    The Board of Directors proposes the election of the Class II Nominees as follows:


                             Georges C. St. Laurent
                                Cary H. Thompson


    If elected, the nominees are expected to serve until the 2002 Annual Meeting of Stockholders. The election of the nominee for Common Stock Directors requires the affirmative vote of a majority of votes cast by the holders of Common Stock and Series B Preferred Stock who are present (either in person or by proxy) at the Meeting, voting as a single class.

                                   MANAGEMENT

INFORMATION WITH RESPECT TO NOMINEES, CONTINUING DIRECTORS AND EXECUTIVE
  OFFICERS


    The following table sets forth certain information with respect to the nominees, continuing directors and executive officers of the Company as of January 15, 2000:



                                                                                              YEAR TERM
NAME                                       AGE      POSITION                                   EXPIRES
----                                       ---      --------                                  ---------
NOMINEES:
Steven M. Gluckstern...................     48      Chairman of the Board                        1999
Adam M. Mizel..........................     29      Director                                     1999
Mani A. Sadeghi........................     36      Director                                     1999
David A. Spuria........................     39      Director                                     1999
Georges C. St. Laurent, Jr.............     63      Director                                     1999
Cary H. Thompson.......................     43      Director                                     1999

CONTINUING DIRECTORS:
A. Jay Meyerson (1)....................     52      Chief Executive Officer and Director         2000
David Elliott(2).......................     58      Director                                     2000
Eric C. Rahe...........................     30      Director                                     2001

OTHER EXECUTIVE OFFICERS:
David A. Sklar.........................     47      Executive Vice President - Finance &
                                                    Chief Financial Officer (Chief
                                                    Accounting Officer) and Secretary


------------------------

(1) Mr. Meyerson was appointed as Chief Executive Officer of the Company effective October 25, 1999 and as a member of the Board of Directors effective November 1, 1999.

(2) Mr. Elliott was appointed to the Board on December 2, 1999.

    The executive officers of the Company are appointed by and serve at the discretion of the Board of Directors. There is no family relationship between any director and any executive officer of the Company.

    DAVID H. ELLIOTT was elected a Director of the Company in December, 1999. Mr. Elliott is chairman of the executive committee of the board of directors of MBIA Inc., a New York Stock Exchange-listed company, and the world's leading provider of financial guarantee insurance. He served as chairman of the board of MBIA Inc. and its largest operating company, MBIA Insurance Corporation from 1994 until his retirement in May, 1999 and as chief executive officer of MBIA Inc. and MBIA Insurance Corporation from 1992 until his retirement in January, 1999. Mr. Elliot also serves as a director of Orion Capital Corporation.

    STEVEN M. GLUCKSTERN was elected a Director and appointed Chairman of the Board of Directors of the Company in February, 1999. Mr. Gluckstern has served as a Chairman of the Board of Capital Z Management, Inc. and Capital Z Partners, Ltd. since July 1998, as Chairman of Zurich Centre Group LLP since 1996 and as Chairman of Zurich Reinsurance (North America), Inc. since 1993.

    A. JAY MEYERSON was appointed Chief Executive Officer on October 25, 1999 and has been appointed to the Board of Directors effective November 1, 1999. Mr. Meyerson served as the chief executive and chairman of KeyBank USA, the national consumer finance business of KeyCorp from 1994 to 1997. From
January 1999 to October 1999, Mr. Meyerson was a managing director at KPMG national financial services consulting practice.

    ADAM M. MIZEL was elected a Director in February 1999. Mr. Mizel has served as a Senior Vice President and Director of Capital Z Management, Inc. and Capital Z Partners, Ltd. since August 1998. From April 1994 through
August 1998, Mr. Mizel served as Vice President and Managing Director at Zurich Centre Investments, Inc.

    ERIC C. RAHE was elected a Director in February 1999. Mr. Rahe has served as a Vice President of Capital Z Management, Inc. since August 1998. From
August 1996 through July 1998, Mr. Rahe served as both an Associate and Vice President of Insurance Partners, a private equity fund focused on the insurance industry. From January 1994 through August 1996, Mr. Rahe was an Analyst and an Associate at the investment-banking firm of Donaldson, Lufkin & Jenrette Securities Corporation.

    MANI A. SADEGHI was elected a Director in February 1999 and was appointed Chief Executive Officer in May 1999 and served until October 25, 1999.
Mr. Sadeghi has served as Chief Executive Officer of Equifin Capital Partners, LLC ("Equifin Capital") and Equifin Capital Management, LLC ("Equifin Management"), which provides private equity investment management and advisory services, since June 1998. Mr. Sadeghi has also served as Group President of AT&T Capital Corporation from September 1996 until February 1998, as Corporate Development Officer from September 1994 to September 1996 and as the Director of Strategic Planning and Business Development at GE Capital Corporation from
July 1992 through September 1994.


    DAVID A. SKLAR joined the Company in May 1997 as Executive Vice President-Finance. In November 1997, he was named Executive Vice
President-Finance and Chief Financial Officer. From December 1995 through
May 1997, he was President of H.W. Electronics. Prior to that time Mr. Sklar was Executive Vice President and Chief Financial Officer of Imperial Bancorp and subsidiaries.


    DAVID A. SPURIA was elected a Director in February 1999. Mr. Spuria has served as General Counsel of Capital Z Partners Ltd. and Capital Z Management, Inc. since July 1998. Mr. Spuria was a partner from January 1995 through July 1998 and an associate from March 1991 through December 1994 with the law firm of Weil, Gotshal & Manges, LLP.

    GEORGES C. ST. LAURENT, JR. has served as a Director of the Company since November 1997. Mr. St. Laurent, who held the position of Co-Chairman of the Board from November 1997 through February 1999, is the former Chairman of the Board and Chief Executive Officer of Western Bank, Oregon (1988 to 1997). Currently, Mr. St. Laurent is a principal in various real estate, agricultural and forestry related ventures and also serves as a director of Baxter International, Inc. and The Perkin Elmer Corporation.


    CARY H. THOMPSON is the Senior Managing Director of Bear Stearns &
Co., Inc. and has served as a Director of the Company since January 1992 and Vice Chairman of the Board of Directors from May 1999 through July 1999. He was Chief Operating Officer of the Company from March 1996 until May 1997, and Chief Executive Officer of the Company from May 1997 until May 1999. From May 1994 until joining the Company, Mr. Thompson served as Managing Director-Head of United States Financial Institutions and Media Group for NatWest Markets.


BOARD MEETINGS AND COMMITTEES

    The Board of Directors held a total of 13 meetings during the fiscal year ended June 30, 1999. Among its committees, the Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee. During the fiscal year ended June 30, 1999, each director attended at least 75% of the meetings of the Board of Directors and Committees on which he served.

    The Audit Committee met 5 times, the Compensation Committee met 5 times and the Stock Option Committee did not meet during the fiscal year ended June 30, 1999. The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent accountants, discussing the scope and results of the audit with the accountants, discussing the Company's financial accounting and reporting principles and the adequacy of the Company's financial controls with the accountants and the Company's management, discussing the results of internal audits with management and reviewing and evaluating the Company's accounting policies and internal accounting controls. The Compensation Committee reviews, approves and recommends to the Board of Directors all short-term compensation and compensation plans for officers with the title of Senior Vice President and above as well as approves and authorizes as to employees, grants under the Corporation's stock option plan. See "Report of the Compensation Committee on Executive Compensation." In addition, a Stock Option Committee has been established with the authority to grant options to the Chief Executive Officer and to the four highest compensated officers other than the Chief Executive Officer. Grants made by the Stock Option Committee are subject to ratification by the Compensation Committee. At fiscal year-end June 30, 1999, the members of the Audit Committee were George W. Coombe and Mr. St. Laurent, the members of the Compensation Committee were Messrs. Gluckstern, Mizel and St. Laurent and the members of the Stock Option Committee were Messrs. Coombe and St. Laurent. On November 1, 1999, Mr. Coombe resigned from the Board of Directors and the Audit and Stock Option Committees. On December 2, 1999, the Board appointed David Elliott to the Audit and Stock Option Committees.

COMPENSATION OF DIRECTORS

    Each director who is not an employee of the Company is entitled to receive an annual retainer of $8,000, a fee of $2,000 for each regular or special Board meeting attended in person, $500 for each regular or special committee meeting attended in person or by telephone, and $1,000 for each regular or special Board meeting attended by telephone.

CERTAIN RELATIONSHIPS

    Certain of the Company's current and former executives have employment agreements or severance or termination agreements with the Company. See "Executive Compensation-Employment Agreements."

    On December 23, 1998, the Company entered into the Preferred Stock Purchase Agreement with Capital Z, as amended (the "Preferred Stock Purchase Agreement"), providing for an equity investment by Capital Z and its designees of up to $126.5 million in the Company. Pursuant to the Preferred Stock Purchase Agreement, the Company issued to Capital Z on February 10, 1999 (the "Initial Closing") 26,704 shares of Series B Preferred Stock and 48,296 shares of
Series C Preferred Stock for $1,000 per share for an aggregate of $75 million. Georges C. St. Laurent, Jr., a Director of the Company, pursuant to the Preferred Stock Purchase Agreement as a designee of Capital Z, purchased 1,500 shares of Series C Preferred Stock for $1,000 per share for an aggregate investment of $1.5 million.

    At the Initial Closing, Capital Z transferred ownership of its Series B Preferred Stock and Series C Preferred Stock issued to it at the Initial Closing to Specialty Finance, 99.6% of which is owned by Capital Z and 0.4% of which is owned by Equifin Capital.

    On January 4, 1999, Capital Z Management, Inc. ("Cap Z Management"), an affiliate of Capital Z, received, as a fee for Capital Z's commitment (the "Standby Commitment") to purchase an amount of Series C Preferred Stock equal to 25 million shares less the number of shares of Series C Preferred Stock purchased by the Company's Common Stockholders in its recent Rights Offering (as described below), a warrant to purchase 1.25 million shares of the Company's Common Stock at an initial exercise price of $1.00 per share. In addition, on February 10, 1999, the Company paid to Cap Z Management a $1 million transaction fee in connection with the transactions contemplated by the Preferred Stock Purchase Agreement. In addition, in connection with the transactions contemplated by the Preferred Stock Purchase Agreement, the Company has paid to Cap Z Management aggregate additional fees of $2 million and has reimbursed Capital Z for all of its expenses incurred in connection with the negotiation and execution of the Preferred Stock Purchase Agreement and the transactions contemplated thereby.

    On August 3, 1999, pursuant to the Preferred Stock Purchase Agreement, Capital Z purchased 25,000 shares of Series C Preferred Stock for $1,000 per share for an aggregate investment of $25,000,000.

    On August 3, 1999, the Company issued warrants to purchase 1.25 million shares of the Company's Common Stock at an initial exercise price of $1.00 per share to certain employees of Capital Z Management.

    On September 30, 1999, the Company effected a 1,000-for-1 forward stock split of its Series B Preferred Stock and its Series C Preferred Stock.

    On September 10, 1999 pursuant to the Preferred Stock Purchase Agreement, the Company distributed nontransferable subscription rights (the "Rights") to the holders of its Common Stock providing them the right to purchase one share of Series C Preferred Stock for every share of Common Stock held by them as of September 7, 1999 for $1.00 per share (the "Rights Offering"). The Rights expired on October 6, 1999. Holders of the Company's common stock purchased 4,159,266 shares of Series C Preferred Stock in the Rights Offering. Capital Z purchased 20,840,734 shares of Series C Preferred Stock on October 27, 1999 pursuant to the Standby Commitment.

    On February 10, 1999, pursuant to the Preferred Stock Purchase Agreement, the Company entered into an Preferred Stock Purchase Agreement For Management Advisory Services (the "Equifin Agreement") with Equifin Management, pursuant to which the Company is obligated to pay to Equifin Management, a quarterly management advisory fee of $250,000 for a period of five (5) years. On
February 10, 1999, pursuant to the Equifin Agreement, the Company paid to Equifin $250,000 in consideration of consulting services rendered prior to the execution of the Equifin Agreement and as an advance for consulting services to be rendered in the quarter ending March 31, 1999. Mani Sadeghi, who served as the Company's Chief Executive Officer of the Company from May 13, 1999 through October 25, 1999, is the Chief Executive Officer and a member of Equifin Management and Equifin Capital. Mr. Sadeghi did not receive compensation for his services as Chief Executive Officer of the Company; however the Company agreed to increase Equifin Management's quarterly management advisory fee by an additional $250,000 per quarter pro-rated for the time that Mr. Sadeghi served as Chief Executive Officer.

    Each of Messrs. Gluckstern, Mizel, Rahe and Spuria, Directors of the Company, has a direct or indirect interest in Capital Z and Cap Z Management. Mr. Sadeghi, the Chief Executive Officer and a Director of the Company, has a material equity interest in Equifin Management and Equifin Capital.
Messrs. Gluckstern, Mizel and Spuria are members of Capital Z Partners, Ltd., a Bermuda corporation ("Cap Z Ltd."), which is the general partner of Capital Z Partners, L.P. ("Cap Z Partners"), which is the general partner of Capital Z. Messrs. Gluckstern and Mizel are limited partners of Cap Z Partners and shareholders of Cap Z Management. Messrs. Gluckstern and Mizel are officers of Cap Z Management. Mr. Rahe is an officer of Cap Z Management and a limited partner of Cap Z Partners. Mr. Sadeghi is the Chief Executive Officer of Equifin Management and Equifin Capital. Cap Z Ltd. is a preferred shareholder of Equifin Capital. Mr. Spuria is General Counsel of Cap Z Ltd. and Cap Z Management and a limited partner of Cap Z Partners.

    On January 26, 1998, the Board of Directors approved the Executive and Director Loan Program (the "Loan Program") under which directors and executive officers of the Company were entitled to obtain a mortgage loan from the Company at the Company's cost of funds (plus 25 basis points) as determined by an approved, independent investment banking firm. All loans made under the Executive and Director Loan Program were fixed rate, fully amortized, 15- or 30-year loans with no prepayment penalties and were underwritten to the Company's underwriting guidelines in effect at the time of the loan. Participants in this program were not charged any loan fees except for those fees or costs charged by third parties. The following executive officers and directors have mortgage loans with the Company for the following principal amount and outstanding balance (as of December 1, 1999) at an annual interest rate of 6.5% (unless noted otherwise); Barbara S. Polsky, executive officer, $400,500 loan amount, $399,874 highest balance during fiscal year, $339,275 outstanding balance; David A. Sklar, executive officer, $379,300 loan amount, $378,266 highest balance during fiscal year, $372,835 outstanding balance; David A. Spuria, director, $777,600 loan amount at an interest rate of 6.7%, $777,600 highest balance during fiscal year, $777,022 outstanding balance; Cary Thompson $240,000 loan amount, $777,600 highest balance during fiscal year, (since paid in full); Cary Thompson $1,500,000 loan amount at an interest rate of 7.375%, $1,500,000 highest balance during fiscal year, (sold by the Company in July of 1999). The Company discontinued the Loan Program in June 1999.

    The Company entered into an employment agreement with Cary H. Thompson, former Vice Chairman and Chief Executive Officer of the Company, in March 1996, as amended (the "Original Thompson Employment Agreement") pursuant to which Mr. Thompson was employed as Chief Executive Officer at a base salary of $900,000 per year. He was also entitled to receive, at the expense of the Company, the use of an automobile (including all maintenance and expenses associated therewith), a standard term life insurance policy in the amount of $1 million, a standard term accidental death policy in the amount of $1 million, under certain circumstances, a long-term disability policy providing an annual disability payment equal to 125% of his base salary and coverage for him and the dependent members of his family under the Company's medical and dental policies.


    In December 1998, the Company entered into a five-year employment agreement with Mr. Thompson (the "New Thompson Employment Agreement"), effective
February 10, 1999, which superceded the Original Thompson Employment Agreement. The New Thompson Employment Agreement was terminated on May 13, 1999 when
Mr. Thompson resigned as Chief Executive Officer of the Company. The New Thompson Employment Agreement superceded and invalidated any of Mr. Thompson's rights and benefits accruing under all other employment, change in control, stock option and any and all other agreements between Mr. Thompson and the Company that provided for the payment of compensation or benefits to Mr. Thompson other than (i) benefits provided under the Company's 401(k) plan,
(ii) the use of an automobile (including all maintenance and expenses associated therewith) at the expense of the Company, and (iii) stock options granted to Mr. Thompson. Under the New Thompson Employment Agreement, Mr. Thompson earned an annual base salary of $600,000 and was entitled to receive cash bonuses after the 1999 calendar year of between 0-100% of Mr. Thompson's annual base salary. Mr. Thompson also was entitled to receive, at the expense of the Company,
(i) not less than $2 million of standard term life insurance, (ii) medical and dental benefits for Mr. Thompson and members of his family, (iii) a long-term disability policy providing for payments in an amount equal to 60% of Mr. Thompson's annual base salary, provided such policy could be obtained for a reasonable cost, (iv) other benefits under the Company's savings, pension and retirement plans and other benefit plans or programs maintained by the Company for the benefit of its executives, and (v) reimbursement of reasonable business expenses incurred in accordance with the Company's policies. Under the New Thompson Employment Agreement, the Company was obligated to grant to Mr. Thompson an option to purchase 2,580,162 shares of the Company's common stock (the "Thompson Option") pursuant to the Company's 1999 Stock Option Plan. Upon termination of employment by Mr. Thompson for "Good Reason", as defined in the New Thompson Employment Agreement or by the Company without "Cause", as defined in the New Thompson Employment Agreement, Mr. Thompson was entitled to receive, subject to certain offsets based on subsequent employment, severance benefits for a period of 12 months, payable in accordance with the Company's payroll policy, an amount equal to $2 million, if the termination occurred within one year of the Initial Closing, or other lesser amounts if the termination occurred subsequently but prior to the fourth anniversary of the Initial Closing. On May 13, 1999, Mr. Thompson resigned as the Company's Chief

Executive Officer. The Company negotiated a severance and consulting agreement with Mr. Thompson pursuant to which he will receive (i) $50,000 per month for his services to the Company from October 15, 1999 through October 15, 2000
(ii) options to purchase 774,049 shares of Common Stock and (iii) the option to purchase for $1 the automobile provided by the Company for Mr. Thompson's use while he served as Chief Executive Officer.


    The Company entered into an employment agreement with Neil B. Kornswiet, the Company's President on August 28, 1997, as amended (the "Original Kornswiet Employment Agreement") pursuant to which Mr. Kornswiet earned a base salary of $900,000 per year and was entitled to an annual performance bonus equal to between $1.35 million and $1.65 million depending on the retail and broker loan production of the Company (the "Performance Bonus"). Mr. Kornswiet was also entitled to receive, at the expense of the Company, the use of an automobile (including all maintenance and expenses associated therewith), a standard term life insurance policy in the amount of $1 million, a standard term accidental death policy in the amount of $1 million, under certain circumstances, a long-term disability policy providing an annual disability payment equal to 125% of his base salary and coverage for him and the dependent members of his family under the Company's medical and dental policies.


    In December 1998, the Company entered into a five-year employment agreement with Mr. Kornswiet (the "New Kornswiet Employment Agreement"), effective February 10, 1999, which superceded the Original Kornswiet Employment Agreement. The New Kornswiet Employment Agreement ceased being in effect upon Mr. Kornswiet's departure in the first quarter of fiscal 1999. The New Kornswiet Employment Agreement superseded and invalidated any of Mr. Kornswiet's rights and benefits under all other employment, change in control and any and all other agreements between Mr. Kornswiet and the Company and its subsidiaries that provided for the payment of compensation or benefits to Mr. Kornswiet other than
(i) benefits provided under the Company's 401(k) plan, (ii) the use of an automobile (including all maintenance and expenses associated therewith) at the expense of the Company, and (iii) stock options granted to Mr. Kornswiet under the Company's various stock option plans and, upon amendments being adopted, certain stock options granted to, and forfeited by, employees of One Stop which were assumed by the Company in connection with the Company's acquisition of One Stop. Under the New Kornswiet Employment Agreement, Mr. Kornswiet earned an annual base salary of $600,000 and was entitled to receive (i) payment of $1,460,000 which represented Mr. Kornswiet's June 1998 bonus which was previously deferred by Mr. Kornswiet, (ii) a guaranteed cash bonus for calendar year 1999 in the amount of $540,000 in the form of a recourse loan which would have been forgiven and deemed paid in full so long as Mr. Kornswiet remained employed by the Company through February 10, 2000 or, if if his employment was terminated sooner, through the date his employment was terminated by death, disability, by Mr. Kornswiet for "Good Reason" (as defined in the New Kornswiet Employment Agreement) or by the Company without "Cause" (as defined in the New Kornswiet Employment Agreement), (iii) a cash supplemental bonus for Mr. Kornswiet's first year of employment payable within 2-1/2 months after the first anniversary of the effective date subject to the Board of Directors' determination that the Company had completed a satisfactory program of cost reductions by such anniversary date, (v) cash bonuses after the 1999 calendar year of between 0-100% of Mr. Kornswiet's annual base salary, with an expected bonus of $400,000 and a bonus in excess of 100% of his annual base salary for extraordinary performance which would have been payable in accordance with a budget approved by the Board of Directors of the Company and the achievement of other non-financial goals adopted by the Board, (vi) a loan equal to $1,667,000 for the purpose of purchasing shares of the Company's Series C Convertible Preferred Stock which stock would have secured repayment of the loan.
Mr. Kornswiet was also entitled to receive, at the expense of the Company,
(i) not less than $2 million of standard term life insurance, (ii) medical and dental benefits for Mr. Kornswiet and members of his family, (iii) a long-term disability policy providing for payments in an amount equal to 60% of Mr. Kornswiet's annual base salary, provided such policy could be obtained for a reasonable cost, (iv) other benefits under the Company's savings, pension and retirement plans and other benefit plans or programs maintained by the Company for the benefit of its executives, and (v) reimbursement of reasonable business expenses incurred in accordance with the Company's policies. The New Kornswiet Employment Agreement provided for a grant to Mr. Kornswiet of options to purchase 3,214,642 shares of the Company's Common Stock pursuant to the Company's 1999 Stock Option Plan. Upon termination of employment by Mr. Kornswiet for Good Reason, or by the Company without Cause, The New Kornswiet Employment Agreement provided
Mr. Kornswiet with severance benefits for a period of 12 months, payable in accordance with the Company's payroll policy, an amount equal to $2 million, if the termination occured within one year of the Initial Closing, or other lesser amounts if the termination occurred subsequently but prior to the termination of the New Kornswiet Employment Agreement. The New Kornswiet Employment Agreement required that, for so long as Capital Z or its designated purchasers, owns at least 25% of the outstanding voting securities of the Company, Mr. Kornswiet could not sell, assign or otherwise transfer during his employment with the Company, in any twelve month period, more than 25% of the aggregate amount of shares of Company stock which Mr. Kornswiet owned immediately prior to the Initial Closing, subject to waiver by the Board of Directors in the event of extraordinary hardship. On November 30, 1999 Mr. Kornswiet resigned as a director. Mr. Kornswiet is no longer employed by the Company and the Company is negotiating the terms and conditions of Mr. Kornswiet's departure.


    On December 23, 1998, Mr. Kornswiet entered into a Management Investment Agreement with the Company, pursuant to which Mr. Kornswiet was obligated to purchase 1.67 million shares of Series C Preferred Stock for $1.00 per share. Mr. Kornswiet had not purchased those shares at the time his employment with the Company was terminated.

    On December 23, 1998, Mr. Thompson entered into a Management Investment Agreement with the Company, pursuant to which Mr. Thompson purchased 250 shares of Series C Preferred Stock for $1,000 per share at the Initial Closing (250,000 shares after a 1000-for-1 stock split on September 30, 1999).

    On October 22, 1999 David Sklar, the Company's Executive Vice
President--Finance and Chief Financial Officer entered into a Retention Agreement with the Company pursuant to which Mr. Sklar agreed to purchase a minimum of $100,000 of Series C Preferred Stock on a mutually agreed upon date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the 1999 fiscal year, executive compensation for the Company was administered by the Compensation Committee of the Board. During the 1999 fiscal year, the Compensation Committee of the Board of Directors was comprised, through February 10, 1999 of Dr. Melvyn Kinder, Lee Masters and Mr. St. Laurent and from February 10, 1999 through the end of the fiscal year of Messrs. Gluckstern, Mizel and St. Laurent, none of whom are, or were full-time, salaried officers or employees of the Company. The Compensation Committee currently consists of Messrs. Gluckstern, Mizel and St. Laurent.

REPORT OF THE COMPENSATION COMMITTEE

    The following report of the Compensation Committee of the Board of Directors shall not be deemed to be incorporated by reference into any previous filing by the Company under either the Securities Act of 1933, as amended ("Securities Act"), or the Exchange Act, that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

    The Board of Directors delegated to the Compensation Committee the responsibility for developing and administering policies which govern the total compensation program for the Named Executive Officers of the Company. The Committee also administered the Company's stock option plans.

    The goal of the Company's executive compensation program is to retain, motivate and reward management through the compensation policies and awards, while aligning their interests more closely with that of the Company and stockholders. In furtherance of this goal, the program consists of three main components: (1) base salary; (2) bonuses which are either discretionary or based on individual and Company performance; and (3) stock options to provide long-term incentives for performance and to align executive officer and stockholder interests.

EXECUTIVE COMPENSATION--OTHER THAN CHIEF EXECUTIVE OFFICERS

    Base salaries for the Named Executive Officers were established by the Compensation Committee based on the recommendations of management which considered, and applied subjectively as appropriate, individual performance and achievement, areas of responsibility, position, the extent to which the officers' skills were in demand or were marketed to other companies or industries and internal and external comparability. Base salaries for other executive officers were established by the Chief Executive Officer who applies the same criteria.

    Mr. Kornswiet's salary from July 1, 1998 until the Initial Closing was $900,000 per year, as set by the Compensation Committee upon his appointment as President of the Company in May 1997 pursuant to the Old Kornswiet Employment Agreement. In December 1998, the Company entered into the New Kornswiet Employment Agreement, effective February 10, 1999, which superceded the Original Kornswiet Employment Agreement. Pursuant to the New Kornswiet Employment Agreement, Mr. Kornswiet's annual salary was decreased to $600,000 per year. Under the terms of the Old Kornswiet Employment Agreement, from July 1, 1998 through February 10, 1999, Mr. Kornswiet was entitled to a quarterly cash bonus equal to between $1.35 million and $1.65 million depending on the retail and broker loan production of the Company. Pursuant to the terms of the New Kornswiet Employment Agreement, Mr. Kornswiet received a guaranteed cash bonus in an amount equal to $540,000 paid in the form of a recourse loan which the New Kornswiet Employment Agreement provided would be forgiven and treated as paid in full so long as Mr. Kornswiet remained employed by the Company through February 10, 2000 or any earlier termination due to death, permanent disability, by Mr. Kornswiet for "Good Reason" (as defined in the New Kornswiet Employment Agreement) or by the Company other than for "Cause" (as defined in the New Kornswiet Employment Agreement). On November 30, 1999 Mr. Kornswiet resigned as a director. Mr. Kornswiet is no longer employed by the Company and the Company is negotiating the terms and conditions of Mr. Kornswiet's departure.

    The Compensation Committee believes that it is important for key employees to have long-term incentives through an equity interest in the Company. Accordingly, from time to time, the Company has granted key employees stock options pursuant to the Company's stock option arrangements. The Committee granted options upon the recommendations of management. As of June 30, 1999, the Company's Named Executive Officers held options to acquire 2,581,550 shares of the Company's Common Stock.

PERFORMANCE BONUS PLAN

    In November 1997 and as amended in May 1998, the Compensation Committee adopted a Performance Bonus Plan. All executive officers, other than the Chief Executive Officer and the President, participated in the Performance Bonus Plan. Under the Performance Bonus Plan, bonuses were paid quarterly and were tied to
(i) the achievement by each participant of certain predetermined goals established annually by the Chief Executive Officer subject, in the case of the Named Executive Officers, to approval by the Compensation Committee, (ii) the achievement by the Company of net income goals established annually by the Chief Executive Officer and presented to the Board of Directors, and (iii) maximum levels of bonus for each individual established annually by the Chief Executive Officer subject, in the case of the Named Executive Officers, to approval by the Compensation Committee. Participants received the full quarterly bonus in each quarter where at least seventy percent of both the individual and Company performance goals are met. Where the Company achieved at least seventy percent of its goals, but the participant achieved less than seventy percent of his or her goals, bonuses may be paid based on an exception basis and based upon on the participant's percentage of achievement of his or her individual goals.

EXECUTIVE COMPENSATION--CHIEF EXECUTIVE OFFICERS


    From May 7, 1997 to May 13, 1999, Mr. Thompson, served as the Company's Chief Executive Officer. From July 1, 1998 until the Initial Closing,
Mr. Thompson's base salary, established under the terms of the Original Thompson Employment Agreement with the approval of the Compensation Committee, was $900,000. The Original Thompson Employment Agreement also provided for a discretionary bonus subject to the approval of the Board or the stockholders. Considering the number of stock options Mr. Thompson was granted at the time he became Chief Operating Officer, the Committee believes his compensation was primarily performance based. In December 1998, Mr. Thompson entered into the New Thompson Employment Agreement, effective February 10, 1999, which superceded the Original Thompson Employment Agreement. Pursuant to the New Thompson Employment Agreement, Mr. Thompson's annual salary was decreased to $600,000 per year. On May 13, 1999, Mr. Thompson resigned as the Company's Chief Executive Officer. The Company negotiated a severance agreement with Mr. Thompson pursuant to which he will provide services to the Company from October 15, 1999 through October 15, 2000 for $50,000 per month. In addition, the Compensation Committee granted Mr. Thompson options to purchase 774,049 shares of Common Stock.
Mr. Thompson was also given the option to purchase for $1 the automobile provided by the Company for Mr. Thompson's use while he served as Chief Executive Officer.


    Mr. Sadeghi, a member of the Company's Board of Directors, was appointed as Chief Executive Officer of the Company on May 13, 1999 and served in that position until October 25, 1999. Mr. Sadeghi is an employee of Equifin, a management consultant to the Company. As compensation for Mr. Sadeghi's services as Chief Executive Officer, the Company paid a quarterly fee of $250,000 to Equifin which was pro-rated for the period of time Mr. Sadeghi was in office.


    A. Jay Meyerson was appointed by the Board of Directors as the Company's Chief Executive Officer as of October 25, 1999. The Company is currently negotiating the terms of an employment agreement with Mr. Meyerson.


STATEMENT REGARDING TAX POLICY COMPLIANCE

    Section 162(m) of the Code limits the deductible allowable to the Company for compensation paid to the chief executive officer and each of the four other most highly compensated executive officers to $1.0 million. Qualified performance-based compensation is excluded from this limitation if certain requirements are met, including receipt of stockholder approval or if amounts are paid pursuant to a written contract that was in effect on February 17, 1993 and not subsequently materially modified. Under certain circumstances, the Compensation Committee, in its discretion, may authorize payments, such as salary, bonuses or otherwise that may cause an executive officer's income to exceed the deductible limits.


Compensation Committee:                                       Steven Gluckstern, Chairman
                                                              Adam Mizel
                                                              Georges St. Laurent

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth, as of January 15, 2000, certain information relating to the ownership of the Common Stock (which includes shares of Common Stock issuable upon the exercise of stock options and warrants and conversion of Series B and Series C Preferred Stock), Series B Preferred Stock and Series C Preferred Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock, (ii) each of the Company's directors and nominees, (iii) each of the Named Executive Officers (as defined under "Executive Compensation -- Summary Compensation Table") and (iv) all of the Company's executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has sole voting and investment power with respect to the shares beneficially owned. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this Rule, certain shares may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment power). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.



                                                                  NUMBER OF       PERCENT
TITLE OF CLASS                      NAME AND ADDRESS               SHARES         OF CLASS
--------------                      ----------------             -----------      --------
Common Stock             Specialty Finance Partners
                         54 Thompson Street
                         New York, New York 10012..............  123,340,734(1)   79.89 %
Common Stock             David H. Elliott (2)..................        5,000        *
Common Stock             Steven M. Gluckstern (3)..............      184,153(4)     *
Common Stock             Neil B. Kornswiet (2).................    2,407,860(5)    7.61 %
Common Stock             A. Jay Meyerson (2)...................           --(6)     *
Common Stock             Adam M. Mizel (3).....................       92,075(8)     *
Common Stock             Barbara S. Polsky (2).................           --(7)     *
Common Stock             Eric C. Rahe (3)......................       18,675(4)     *
Common Stock             Mani A. Sadeghi (3)...................        3,125(4)     *
Common Stock             David A. Sklar (2)....................      109,250(8)     *
Common Stock             David A. Spuria (3)...................       12,450(4)     *
Common Stock             Georges C. St. Laurent, Jr. (2).......    1,606,600(9)    4.93 %
Common Stock             Cary H. Thompson (2)..................    1,920,807(10)   5.83 %
Common Stock             All executive officers, directors and
                           nominees as a group (12 persons)....    6,359,995(11)  17.91 %

Series B                 Specialty Finance Partners
  Preferred Stock (12)   54 Thompson Street
                         New York, New York 10012..............   26,704,000(13)   100  %

Series C                 Specialty Finance Partners
  Preferred Stock        54 Thompson Street
                         New York, New York 10012..............   94,136,734(14)  93.06 %

Series C                 Georges C. St. Laurent, Jr. (2).......    1,550,000(15)   1.53 %
  Preferred Stock

Series C                 Cary H. Thompson (2)..................      250,000(16)    *
  Preferred Stock

Series C                 All executive officers, directors and
  Preferred Stock          nominees as a group (11 persons)
                           (17)................................    1,800,000       1.78 %


------------------------

 *   Less than one percent.


(1) Consists of 123,340,734 shares of Common Stock issuable upon conversion of Series B and Series C Preferred Stock. Specialty Finance is a Bermuda general partnership, 99.6% of which is owned by Capital Z and 0.4% of which is owned by Equifin Capital. In addition, Capital Z Management and certain of its employees, as a result of the receipt of warrants to purchase 2,500,000 shares of Common Stock of the

      Company, may be deemed to be the beneficial owner of 2,500,000 shares of Common Stock of the Company. Capital Z has disclaimed ownership of these shares. Specialty Finance also holds 26,704,000 shares of Series B Preferred Stock and 94,136,734 shares of Series C Preferred Stock.

(2) The address of each individual is in care of the Company at 350 S. Grand Avenue, 52nd Floor, Los Angeles, California 90071.

(3) The address of each individual is in care of Capital Z, 54 Thompson Street, New York, New York 10012.

(4) Represents shares of Common Stock underlying warrants which are currently exercisable. Each of Messrs. Gluckstern, Mizel, Rahe, Sadeghi, and Spuria has disclaimed beneficial ownership of the Series B and Series C Preferred Stock held by Capital Z or Specialty Finance.


(5) Includes 595,000 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days of January 15, 2000. If computed excluding options with an exercise price greater than $2.00 per share, Mr. Kornswiet would beneficially own 5.84% of the class. Mr. Kornswiet's employment with the Company ended during the first quarter of fiscal 2000. The Company is in discussions with Mr. Kornswiet regarding terms and conditions of his departure which may affect the number of exercisable options and the expiration date of such options.


(6) Mr. Meyerson was appointed as the Company's Chief Executive Officer on October 25, 1999 and as a member of the Board of Directors on November 1, 1999. The Company is currently negotiating the terms of Mr. Meyerson's compensation which may include a grant of stock options and/or the purchase by Mr. Meyerson of the Company's stock.


(7) On October 7, 1999, Ms. Polsky resigned as the Executive Vice President, General Counsel and Secretary of the Company.



(8) Represents shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days of January 15, 2000. The Fair Market Value of the Common Stock (as defined in the Company's 1999 Stock Option Agreement) reaches certain price targets, and additional 105,000 options could vest within the next 60 days.



(9) Includes 6,600 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days of January 15, 2000, and includes 1,550,000 shares of Common Stock issuable upon conversion of Series C Preferred Stock.



(10) Includes 1,648,907 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days of January 15, 2000 and includes 250,000 shares of Common Stock issuable upon conversion of Series C Preferred Stock. If computed excluding options with an exercise price greater than $2.00 per share, Mr. Thompson would own less than 1.0% of the class. The Fair Market Value of the Common Stock (as defined in the Company's 1999 Stock Option Agreement) reaches certain price targets, and additional 105,000 options could vest within the next 60 days.



(11) Includes 4,559,995 shares of Common Stock underlying options or warrants which are currently exercisable or which will become exercisable within 60 days of January 15, 2000 and includes 1,800,000 shares of Common Stock issuable upon conversion of Series C Preferred Stock. If computed excluding options with an exercise price greater than $2.00 per share, all executive officers, directors and nominees would own 12.08% of the class.


(12) Capital Z holds 100% of the issued and outstanding Series B Preferred Stock. None of the Directors, nominees and Named Executive Officers beneficially hold any shares of Series B Preferred Stock.

(13)  Convertible into 26,704,000 shares of Common Stock.

(14)  Convertible into 94,136,734 shares of Common Stock.

(15)  Convertible into 1,550,000 shares of Common Stock.

(16)  Convertible into 250,000 shares of Common Stock.

(17) Other than in the case of Messrs. St. Laurent and Thompson, none of the Directors, nominees or Named Executive Officers beneficially hold any shares of Series C Preferred Stock.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table shows information concerning all compensation paid for services to the Company in all capacities during the last three fiscal years or accrued within the current fiscal year as to the persons who served as Chief Executive Officer of the Company during the 1999 fiscal year and each of the other four most highly compensated executive officers of the Company who served in such capacity at the end of the last fiscal year (the "Named Executive Officers"):

                                                                                          LONG TERM
                                                                                        -------------
                                                  ANNUAL COMPENSATION                   COMPENSATION
                                  ---------------------------------------------------   -------------
                                   FISCAL                              OTHER ANNUAL     STOCK OPTION      ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR      SALARY      BONUS      COMPENSATION(1)       AWARDS       COMPENSATION
---------------------------       --------   --------   ----------   ----------------   -------------   -------------
Neil B. Kornswiet...............    1999     $800,000   $  540,000(3)        --            100,000         $    --
  President(2)                      1998      900,000    5,297,449          --                  --         $40,800(4)
                                    1997      666,042    4,408,863          --             555,000             N/A

Cary H. Thompson................    1999     $800,000   $       --          --                  --         $    --
  Vice Chairman and Former          1998      900,000           --          --                  --         $ 4,800(6)
  Chief Executive Officer(5)        1997      634,805    1,073,339          --                  --             N/A

Barbara S. Polsky...............    1999     $290,000   $  200,000          --              35,000         $    --
  Executive Vice President,         1998      300,000      244,000          --              60,000         $13,000(8)
  General Counsel and               1997       35,538           --          --              56,350             N/A
  Secretary(7)

David A. Sklar..................    1999     $241,667   $  100,000          --              20,000         $    --
  Executive Vice President          1998      242,462           --          --                  --         $10,000(10)
  Chief Financial Officer(9)        1997       42,639           --          --                  --             N/A

Mani A. Sadeghi.................    1999     $     --   $       --          --                  --             N/A
  Chief Executive                   1998          N/A          N/A         N/A                 N/A             N/A
  Officer(11)                       1997          N/A          N/A         N/A                 N/A             N/A

------------------------

(1) The aggregate amount of all perquisites and personal benefits received by each of the Named Executive Officers in each of fiscal years 1997, 1998 and 1999 was not in excess of $50,000 or 10% of the total of annual salary and bonus reported for such Named Executive Officer.


(2) Mr. Kornswiet joined the Company in August 1996 and his employment ended in the first quarter of fiscal 2000.


(3) Consists of a guaranteed cash bonus for calendar year 1999 in the amount of $540,000 in the form of a recourse loan which would have been forgiven and deemed paid in full had Mr. Kornswiet remained employed by the Company through February 10, 2000 or, if his employment been terminated sooner, through the date his employment is terminated by death, disability, by Mr. Kornswiet for "Good Reason" (as defined in his employment agreement) or by the Company without "Cause" (as defined in his employment agreement).

(4) Consists of $36,000 in employer contributions to the Company's Deferred Compensation Plan (which has since been terminated) and $4,800 in employer contributions to the Company's Section 401(k) plan.

(5) Mr. Thompson joined the Company in March 1996 and served as Chief Executive Officer from May 1997 to May 1999, prior to which time he served as Chief Operating Officer. Mr. Thompson resigned as Chief Executive Officer in May 1999 and as Vice Chairman in July 1999 and remains a member of the Board of Directors.

(6)   Consists of employer contributions to the Company's Section 401(k) plan.

(7)   Ms. Polsky joined the Company in May 1996 and resigned in October 1999.

(8) Consists of $8,200 in employer contributions to the Company's Deferred Compensation Plan (which has since been terminated) and $4,800 in employer contributions to the Company's Section 401(k) plan.

(9)   Mr. Sklar joined the Company in May 1997.

(10) Consists of $10,000 in employer contributions to the Company's Deferred Compensation Plan (which has since been terminated).

(11) Mr. Sadeghi, who served as the Company's Chief Executive Officer of the Company from May 13, 1999 through October 25, 1999, is the Chief Executive Officer and a member of Equifin Capital Capital and Equifin Management. Mr. Sadeghi did not receive compensation for his services as Chief Executive Officer of the Company, however the Company agreed to increase Equifin Management's quarterly management advisory fee of $250,000 by an additional $250,000 per quarter pro-rated for the time that Mr. Sadeghi served as Chief Executive Officer.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information regarding grants of stock options made during the fiscal year ended June 30, 1999 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL
                                            GRANTS                                      POTENTIAL REALIZABLE
                                          PERCENT OF                                      VALUE AT ASSUMED
                            NUMBER OF    TOTAL OPTIONS                                  ANNUAL RATES OF STOCK
                              SHARES      GRANTED TO     EXERCISE                      PRICE APPRECIATION FOR
                            UNDERLYING   EMPLOYEES IN     OR BASE                          OPTION TERM(1)
                             OPTIONS        FISCAL       PRICE PER    EXPIRATION     ---------------------------
NAME                        GRANTED(2)      YEAR(3)      SHARE(4)        DATE            5%             10%
----                        ----------   -------------   ---------   -------------   -----------   -------------
Neil B. Kornswiet(5)......  100,000             10.97%    $13.375    07/01/2008      $841,147      $2,131,631
Cary H. Thompson(6).......     --             --               --            --            --              --
Barbara S. Polsky(7)......   35,000              3.84%    $13.375    07/01/2008(7)   $294,401(7)   $  746,071(7)
Mani A. Sadeghi(8)........     --             --               --            --            --              --
David A. Sklar (5)........   20,000              2.19%    $13.375    07/01/2008      $168,311      $  426,326

------------------------

(1) The potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These amounts are calculated pursuant to the applicable requirements of the SEC and do not represent a forecast of the future appreciation of the Company's Common Stock.

(2) All of the options set forth in this chart were granted for a term of 10 years.

(3) Options covering an aggregate of 911,500 shares were granted to eligible employees during the fiscal year ended June 30, 1999.

(4) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by reference to the closing price reported on the NYSE on the last trading day prior to the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

(5) The options granted become exercisable as to 20% on the date of grant and 20% on each anniversary of the date of grant until fully vested.

(6) On May 13, 1999, Mr. Thompson resigned as the Chief Executive Officer of the Company.

(7) All of Ms. Polsky's options became exercisable on February 10, 1999 as a result of a change in control provision of her employment agreement with the Company. On October 7, 1999, Ms. Polsky resigned as the Executive Vice President, General Counsel and Secretary of the Company. As a result of her resignation, Ms. Polsky's vested options will expire on January 4, 2000.


(8) On October 25, 1999, Mr. Sadeghi resigned as the Chief Executive Officer of the Company.


AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS

    The following table sets forth, for each of the Named Executive Officers, certain information regarding the exercise of stock options during the fiscal year ended June 30, 1999 and the value of options held at fiscal year end:

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION VALUES (1)

                                                                                                VALUE OF ALL
                                                                                                 UNEXERCISED
                                                                       NUMBER OF SHARES         IN-THE-MONEY
                                                                    UNDERLYING UNEXERCISED    OPTIONS AT FISCAL
                                                                      OPTIONS AT FISCAL          YEAR-END(2)
                                      SHARES ACQUIRED     VALUE           YEAR-END/              EXECISABLE/
NAME                                    ON EXERCISE     REALIZED        UNEXERCISABLE           UNEXERCISABLE
----                                  ---------------   ---------   ----------------------   -------------------
Neil B. Kornswiet(3)................       --                 --       575,000 /  80,000                   --/--
Cary Thompson.......................       --                 --     1,260,177 / 360,123                   --/--
Barbara S. Polsky(4)................       --                 --        161,250 /     --                   --/--
David A. Sklar......................       --                 --        79,000 /  66,000                   --/--
Mani A. Sadeghi.....................       --                 --             -- /     --                   --/--

------------------------

(1) All amounts shown in this table have been adjusted to reflect the three-for-two split of the Common Stock effected on February 21, 1997.

(2) Based upon the last reported sale price of the Common Stock on the NYSE on June 30, 1999 ($1.31) less the option exercise price.


(3) Mr. Kornswiet's employment with the Company ended during the first quarter of fiscal 2000. The Company is in discussions with Mr. Kornswiet regarding the terms and conditions of his departure, which may affect the number of exercisable options and the expiration date of such options.


(4) All of Ms. Polsky's options became exercisable on February 10, 1999 as a result of a change in control provision of her employment agreement with the Company. On October 7, 1999, Ms. Polsky resigned as the Executive Vice President, General Counsel and Secretary of the Company. As a result of her resignation, Ms. Polsky's vested options will expire on January 4, 2000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors, and greater-than-ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from the Company's reporting persons that they have complied with the relevant filing requirements, the Company believes that, during the year ended June 30, 1999, all relevant Section 16(a) filing requirements were complied with except that Mr. Kornswiet, the president and a director of the Company, filed one late report on Form 5 with respect to his gift of Common Stock during the 1999 fiscal year.

EMPLOYMENT AND SEVERANCE AGREEMENTS

    A. Jay Meyerson was appointed by the Board of Directors as the Company's Chief Executive Officer as of October 25, 1999. The Company is currently negotiating the terms of an employment agreement with Mr. Meyerson.

    The Company entered into an employment agreement with Cary H. Thompson, former Vice Chairman and Chief Executive Officer of the Company, in March 1996, as amended (the "Original Thompson Employment Agreement") pursuant to which Mr. Thompson was employed as Chief Executive Officer at a base salary of $900,000 per year. He was also entitled to receive, at the expense of the Company, the use of an automobile (including all maintenance and expenses associated therewith), a standard term life insurance policy in the amount of $1 million, a standard term accidental death policy in the amount of $1 million, under certain circumstances, a long-term disability policy providing an annual disability payment equal to 125% of his base salary and coverage for him and the dependent members of his family under the Company's medical and dental policies.

    In December 1998, the Company entered into a five-year employment agreement with Mr. Thompson (the "New Thompson Employment Agreement"). The New Thompson Employment Agreement was effective on February 10, 1999, at which time the Original Thompson Employment Agreement was terminated. The New Thompson Employment Agreement was terminated on May 13, 1999 when Mr. Thompson resigned as Chief Executive Officer of the Company. The New Thompson Employment Agreement superceded and invalidated any of Mr. Thompson's rights and benefits accruing under all other employment, change in control, stock option and any and all other agreements between Mr. Thompson and the Company that provide for the payment of compensation or benefits to Mr. Thompson other than (i) benefits provided under the Company's 401(k) plan, (ii) the use of an automobile (including all maintenance and expenses associated therewith) at the expense of the Company, and (iii) stock options granted to Mr. Thompson under the Company's various stock option plans and stock options granted outside of such plans. Under the New Thompson Employment Agreement, Mr. Thompson earned an annual base salary of $600,000 and was entitled to receive cash bonuses after the 1999 calendar year of between 0-100% of Mr. Thompson's annual base salary.
Mr. Thompson also was entitled to receive, at the expense of the Company,
(i) not less than $2 million of standard term life insurance, (ii) medical and dental benefits for Mr. Thompson and members of his family, (iii) a long-term disability policy providing for payments in an amount equal to 60% of Mr. Thompson's annual base salary, provided such policy could be obtained for a reasonable cost, (iv) other benefits under the Company's savings, pension and retirement plans and other benefit plans or programs maintained by the Company for the benefit of its executives, and (v) reimbursement of reasonable business expenses incurred in accordance with the Company's policies. Under the New Thompson Employment Agreement, the Company was obligated to grant to Mr. Thompson an option to purchase 2,580,162 shares of the Company's common stock (the "Thompson Option") pursuant to the Company's 1999 Stock Option Plan. Upon termination of employment by Mr. Thompson for "Good Reason", as defined in the New Thompson Employment Agreement or by the Company without "Cause", as defined in the New Thompson Employment Agreement, Mr. Thompson was entitled to receive, subject to certain offsets based on subsequent employment, severance benefits for a period of 12 months, payable in accordance with the Company's payroll policy, an amount equal to (i) $2 million, if the termination occurred within one year of the Initial Closing, (ii) $1.5 million, if the termination occurred during the second year, (iii) $1.0 million if the termination occurred in the third year, and (iv) $0.5 million if the termination occurred after the fourth anniversary of the Initial Closing.

    The Company is negotiating the terms of Mr. Thompson's severance which may be different than the severance benefits due to him under the New Thompson Employment Agreement, and may result in an amendment to the Thompson Option.

    The Company entered into an employment agreement with Neil B. Kornswiet, the Company's President on August 28, 1997, as amended in August 1998, with an expiration date of August , 2004, (as amended, the "Original Kornswiet Employment Agreement"). Under the Original Kornswiet Employment Agreement,
Mr. Kornswiet earned a base salary of $900,000 per year and was entitled to an annual performance bonus equal to between $1.35 million and $1.65 million depending on the retail and broker loan production of the Company (the "Performance Bonus"). Mr. Kornswiet was also entitled to receive, at the expense of the Company, the use of an automobile (including all maintenance and expenses associated therewith), a standard term life insurance policy in the amount of $1 million, a standard term accidental death policy in the amount of $1 million, under certain circumstances, a long-term disability policy providing an annual disability payment equal to 125% of his base salary and coverage for him and the dependent members of his family under the Company's medical and dental policies.


    In December 1998, the Company entered into the New Kornswiet Employment Agreement with a five-year term with Mr. Kornswiet, which superseded the Original Kornswiet Employment Agreement (the "New Kornswiet Employment Agreement"). The New Kornswiet Employment Agreement became effective on
February 10, 1999. The New Kornswiet Employment Agreement superseded and invalidated any of Mr. Kornswiet's rights and benefits accruing under all other employment, change in control and any and all other agreements between Mr. Kornswiet and the Company and its subsidiaries that provided for the payment of compensation or benefits to Mr. Kornswiet other than (i) benefits provided under the Company's 401(k) plan, (ii) the use of an automobile (including all maintenance and expenses associated therewith) at the expense of the Company, and (iii) stock options granted to Mr. Kornswiet under the Company's various stock option plans and, upon amendments being adopted, certain stock options granted to, and forfeited by, employees of One Stop which were assumed by the Company in connection with the Company's acquisition of One Stop. The New Kornswiet Employment Agreement provided Mr. Kornswiet an annual base salary of $600,000 and entitled him to receive (i) payment of $1,460,000 which represented his June 1998 bonus which was previously deferred by Mr. Kornswiet, (ii) a guaranteed cash bonus for calendar year 1999 in the amount of $540,000 in the form of a recourse loan which would be forgiven and deemed paid in full so long as Mr. Kornswiet remained employed by the Company through February 10, 2000 or any earlier termination due to death, disability, termination by Mr. Kornswiet for "Good Reason" (as defined in the New Kornswiet Employment Agreement) or by the Company without "Cause" (as defined in the New Kornswiet Employment Agreement), (iv) a cash supplemental bonus for Mr. Kornswiet's first year of employment payable within 2-1/2 months after the first anniversary of the effective date subject to the Board of Directors' determination that the Company has completed a satisfactory program of cost reductions by such anniversary date, (v) cash bonuses after the 1999 calendar year of between 0-100% of his annual base salary, (vi) a loan equal to $1,667,000 for the purpose of purchasing shares of the Company's Series C Preferred Stock which stock would have secured repayment of the loan and the loan would have been non-recourse provided that Mr. Kornswiet remained employed by the Company through February 10, 2000 or, if terminated earlier based upon death, disability, by Mr. Kornswiet with good reason or by the Company without Cause. The loan would have been payable by Mr. Kornswiet with 25% of his aggregate cash bonus for each fiscal year that the loan remained outstanding and became due and payable upon certain events including termination of his employment with the Company. The New Kornswiet Employment Agreement also provided Mr. Kornswiet, at the expense of the Company, (i) not less than $2 million of standard term life insurance,
(ii) medical and dental benefits for Mr. Kornswiet and members of his family,
(iii) a long-term disability policy providing for payments in an amount equal to 60% of Mr. Kornswiet's annual base salary, provided such policy could be obtained for a reasonable cost, (iv) other benefits under the Company's savings, pension and retirement plans and other benefit plans or programs maintained by the Company for the benefit of its executives, and (v) reimbursement of reasonable business expenses incurred in accordance with the Company's policies. The New Kornswiet Employment Agreement provided for a grant to Mr. Kornswiet of options to purchase 3,214,642 shares of the Company's Common Stock pursuant to the Company's 1999 Stock Option Plan. The New Kornswiet Employment Agreement provided that upon termination for Good Reason, or by the Company without Cause, Mr. Kornswiet would be entitled to receive severance benefits for a period of 12 months, payable in accordance with the Company's payroll policy, an amount equal to (i) $2 million, if the termination occured within one year of the Initial Closing and lesser amounts if it occurred subsequently but prior to the termination of the New Kornswiet Employment Agreement. The New Kornswiet Employment Agreement required that, for so long as Capital Z or its designated purchasers, owns at least 25% of the outstanding voting securities of the Company, Mr. Kornswiet could not sell, assign or otherwise transfer during his employment with the Company, in any twelve month period, more than 25% of the aggregate amount of shares of Company stock which Mr. Kornswiet owned immediately prior to the Initial Closing, subject to waiver by the Board of Directors in the event of extraordinary hardship. On November 30, 1999 Mr. Kornswiet resigned as a director.
Mr. Kornswiet is no longer employed by the Company and the Company is negotiating the terms and conditions of Mr. Kornswiet's departure.


    The Company entered into a second amended and restated employment agreement with Barbara S. Polsky, former Executive Vice President, General Counsel and Secretary, effective June 1, 1997, with a term expiring on June 20, 2001. The agreement provided for a base salary of $300,000 per year and a quarterly bonus under the Company's performance bonus plan for executive officers. Ms. Polsky was entitled to a long-term disability policy providing for an annual disability payment in an amount equal to 100% of her base salary. In the event of a termination or voluntary resignation in connection with a Change in Control (generally, a 20% change in the voting power of the Common Stock, certain changes in Board membership, a merger or complete liquidation or dissolution of the Company), Ms. Polsky would receive two years' base salary plus an amount equal to the performance bonus paid to her for eight fiscal quarters preceding the date of termination. In addition, all options previously granted would become immediately exercisable. The Series B and Series C Preferred Stock issued to Capital Z at the Initial Closing was a Change in Control as defined in Ms. Polsky's employment agreement. On October 6, 1999 Ms Polsky resigned. Pursuant to her employment agreement, Ms. Polsky was paid a $944,000 severance payment in addition to accrued salary and unused vacation time.

    The Company entered into an employment agreement with David A. Sklar, the Company's Executive Vice President--Finance and Chief Financial Officer, on
May 12, 1997 with a term expiring on May 12, 2000. The agreement provided for a base salary of $250,000 per year and both a discretionary bonus in any amount as determined by the Board of directors for the 1998 fiscal year and, for years after the 1998 fiscal year, a performance bonus under the Company's performance bonus plan for executive officers. The agreement also provided for a bonus, on the commencement of the term of the agreement, in the form of stock options to purchase 125,000 shares of the Company's common stock. Mr. Sklar is also entitled to receive a long-term disability insurance policy providing for an annual disability payment in an amount equal to 100% of his base salary, providing that the policy could be obtained at a reasonable cost. In the event of a termination or voluntary resignation in connection with a Change in Control (generally, a 20% change in the voting power of the Common Stock, certain changes in Board membership, a merger or complete liquidation or dissolution of the Company), Mr. Sklar would receive two years' base salary (at the annual rate in effect at the time of termination) plus an amount equal to the performance bonus paid to him for eight fiscal quarters preceding the date of termination. In addition, all options previously granted would become immediately exercisable. The Series B and Series C Preferred Stock issued to Capital Z at the Initial Closing was a Change in Control as defined in Mr. Sklar's employment agreement. On October 22, 1999 Mr. Sklar entered into a Retention Agreement with the Company (the "Retention Agreement"). The Retention Agreement terminated
Mr. Sklar's employment agreement and waived the Change in Control provision. The Retention Agreement further provides that, in the event of resignation or a termination other than for "Cause") (as defined in the Retention Agreement) within one year after the execution of the Retention Agreement, Mr. Sklar would receive $500,000.

SECTION 401(K) PLAN

    The Company has a tax-qualified cash or deferred profit sharing plan (the "401(k) Plan") covering all employees over the age of 21 who have completed six months of service with the Company prior to a plan entry date. Pursuant to the 401(k) Plan, eligible employees may make salary deferral (before-tax) contributions of up to 15% of their compensation per plan year up to a specified maximum contribution as determined by the Internal Revenue Service. The 401(k) Plan also includes provisions which authorize the Company to make discretionary contributions. Such contributions, if made, are allocated among all eligible employees as determined under the 401(k) Plan. No discretionary contributions were made by the Company for the calendar year 1998. The trustees under the 401(k) Plan invest the assets of each participant's account in selected investment options at the direction of such participant.

DEFERRED COMPENSATION PLAN

    In April 1997, the Company implemented a deferred compensation plan for highly compensated employees and directors of the Company (the "Deferred Compensation Plan"). The Deferred Compensation Plan was terminated on June 30, 1999. The plan was unfunded and non-qualified. Eligible participants were able to defer a portion of their compensation (including bonuses) and receive a Company matching amount up to 4% of their annual base salary. The Company also had the option to make discretionary contributions to the Deferred Compensation Plan. For the 1997 calendar year, the Company made matching but not discretionary contributions to the Deferred Compensation Plan of which Mr. Kornswiet received $36,000, Ms. Polsky received $8,200 and Mr. Sklar received $10,000. For the 1998 calendar year, the Company made matching, but not discretionary contributions to the Deferred Compensation Plan none of which was paid to any of the Named Executive Officers.

                               PERFORMANCE GRAPH

    Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of the Company's Common Stock with the cumulative return of the NYSE Stock Market (US Companies) Index and the Index for NYSE/AMEX/NASDAQ Stocks (SIC 6160-6169 US Companies) Mortgage Bankers and Brokers for the period commencing July 1, 1994 and ending on June 30, 1999. The information contained in the performance graph shall not be deemed "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

         AAMES FINANCIAL CORP.  NYSE STOCK MARKET  NYSE/AMEX/NASDAQ
06/1994                  100.0              100.0             100.0
06/1995                  220.1              122.9             117.4
06/1996                  659.5              154.8             160.0
06/1997                  513.3              202.8             223.3
06/1998                  384.9              260.0             275.3
06/1999                   36.8              298.1             233.7

                                                06/1994    06/1995    06/1996    06/1997    06/1998    06/1999
                                                --------   --------   --------   --------   --------   --------
Aames Financial Corporation                      100.0      220.1      659.5      513.3      384.9       36.8
NYSE Stock Market (US Companies)                 100.0      122.9      154.8      202.8      260.0      298.1
NYSE/AMEX/NASDAQ Stocks (SIC 6160-6199 US
  Companies) Mortgage Bankers and Brokers        100.0      117.4      160.0      223.3      275.3      233.7

                     PROPOSAL TO RATIFY THE APPOINTMENT OF
                            INDEPENDENT ACCOUNTANTS

    Effective February 22, 1999, the Company dismissed PricewaterhouseCoopers LLP ("PwC") as its independent public accountants. The Audit Committee of the Board of Directors approved this action. During the two most recent fiscal years and through February 22, 1999, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which disagreement, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement(s) in their reports. PwC audited the consolidated balance sheets of the Company at June 30, 1998 and 1997, and the related statement of operations, stockholders' equity and cash flows, for the fiscal years ended June 30, 1998 and June 30, 1997 (collectively, the "Financial Statements"). PwC's reports on the Financial Statements did not contain an adverse opinion or disclaimer of opinions, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

    The Board of Directors has appointed Ernst & Young LLP to serve as independent accountants of the Company to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending
June 30, 2000. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so and will respond to appropriate questions from stockholders.

    The ratification of the appointment of Ernst & Young LLP as the Company's independent accountants will require the affirmative vote of a majority of the votes cast by the holders of outstanding shares of Common Stock and Series B and Series C Preferred Stock, who are present (either in person or by Proxy) at the Meeting, voting as a single class.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

                           PROPOSALS OF STOCKHOLDERS

    SEC rules and regulations provide that if the date of the Company's 1999 Annual Meeting is advanced or delayed more than 30 days from the date of the 1998 Annual Meeting, stockholder proposals intended to be included in the proxy materials for the 1999 Annual Meeting must be received by the Company within a reasonable time before the Company begins to print and mail the proxy materials for the 1999 Annual Meeting. Upon determination by the Company that the date of the 1999 Annual Meeting will be advanced or delayed by more than 30 days from the date of the 1998 Annual Meeting, the Company will disclose such change in the earliest possible quarterly report on Form 10-Q. Please address your proposals to Aames Financial Corporation, 350 S. Grand Ave., 52nd Floor, Los Angeles, California 90071, Attention: Corporate Secretary.

                                 OTHER MATTERS

    The Board of Directors is not aware of any matter to be acted upon at the Meeting other than described in this Proxy Statement. Unless otherwise directed, all shares represented by the persons named in the accompanying Proxy will be voted in favor of the proposals described in this Proxy Statement. If any other matter properly comes before the Meeting, however, the Proxy holders will vote thereon in accordance with their best judgment.

                         ANNUAL REPORT TO STOCKHOLDERS

    The Company's Annual Report to Stockholders for the fiscal year ended June 30, 1999 was mailed to stockholders on October 14, 1999.

                              REPORT ON FORM 10-K

    THE COMPANY UNDERTAKES, UPON WRITTEN REQUEST, TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 1999, AS FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, BUT EXCLUDING EXHIBITS THERETO. REQUESTS SHOULD BE ADDRESSED TO AAMES FINANCIAL CORPORATION, 350 S. GRAND AVENUE, LOS ANGELES, CALIFORNIA 90071, ATTN: EXECUTIVE VICE PRESIDENT--FINANCE.


DATED: , 2000                                 ON BEHALF OF THE BOARD OF DIRECTORS

                                              David Sklar
                                              Secretary

                                                                       ANNEX "A"

PROPOSED AMENDMENT TO ARTICLE FOURTH OF THE CERTIFICATE OF INCORPORATION THE
  COMPANY

    Upon approval of both the Reverse Common Stock Split Proposal and the Reverse Series C Preferred Stock Split Proposal, the first paragraph of Article Fourth of the Certificate of Incorporation would be amended to read as follows:

        "FOURTH: The total number of shares which the Corporation shall have the authority to issue is 600,000,000, consisting of 400,000,000 shares of common stock, par value $0.001 per share (the "Common Stock") and 200,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock").


        Simultaneously with the effective date of this amendment (the "EFFECTIVE DATE"), each share of the Corporation's common stock, par value $0.001 per share issued and outstanding immediately prior to the Effective Date (the "PRE-SPLIT COMMON STOCK") shall automatically and without any action on the part of the holder thereof be reclassified as and changed (the "Reverse Common Stock Split") into 0.2 of one share of common stock, par value of $0.001 per share (the "POST-SPLIT COMMON STOCK"). Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Pre-Split Common Stock (the "PRE-SPLIT CERTIFICATES," whether one or more) shall be entitled to receive upon surrender of such Pre-Split Certificates to the Corporation's Secretary for cancellation, a certificate or certificates (the "POST-SPLIT CERTIFICATES," whether one or more) representing the number of whole shares of Post-Split Common Stock into which and for which the shares of Pre-Split Common Stock formerly represented by such Pre-Split Certificates so surrendered, are reclassified pursuant to the terms hereof. No script or fractional shares certificates will be issued for Pre-Split Common Stock in connection with the Reverse Common Stock Split. Each holder of shares of Old Common Stock not divisible by five as of the effective date of the Reverse Common Stock Split will, in lieu of receiving fractional shares, have the option for 60 days after such effective date to either (a) purchase from other stockholders otherwise entitled to fractional shares a sufficient fractional share interest to 'round-up' to a full share of New Common Stock, to the extent such fractions of shares are available from other stockholders, at a price equal to the product of (x) the fractional shares to which a holder would otherwise be entitled, multiplied by (y) five times the closing sale price per share of the Old Common Stock as listed on the NYSE on the business day prior to the Effective Date, or (b) sell such holder's fractional share interest to other stockholders at the same price (the 'Fractional Share Program'). Unless and until a stockholder purchases a fractional share interest to round up to a full share of New Common Stock, such holder shall have no further interest as a stockholder in respect of such fractional shares. From and after the Effective Date, Pre-Split Certificates shall represent only the right to receive Post-Split Certificates pursuant to the provisions hereof. If more than one Pre-Split Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of Post-Split Common Stock for which the Post-Split Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Pre-Split Certificates so surrendered. If any Post-Split Certificate is to be issued in a name other than that in which the Pre-Split Certificate surrendered for exchange are issued, the Pre-Split Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Pre-Split Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Corporation's Secretary that such taxes are not payable. From and after the Effective Date the amount of capital represented by the shares of Post-Split Common Stock into which and for which the shares of the Pre-Split Common Stock are reclassified pursuant to the terms hereof shall be the same as the amount of capital represented by the shares of Pre-Split Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law;



        Simultaneously with the Effective Date, each share of the Corporation's Series C Convertible Preferred Stock, par value of $0.001 per share issued and outstanding immediately prior to the Effective Date (the "PRE-SPLIT SERIES C PREFERRED STOCK") shall automatically and without any action on the part of the holder thereof be reclassified as and changed (the "REVERSE SERIES C PREFERRED STOCK SPLIT") into 0.2 of one share of Post-Split
    Series C Convertible Preferred Stock, par value $0.001 per share ("POST-SPLIT SERIES C PREFERRED STOCK"). Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Pre-Split Series C Preferred Stock (the "PRE-SPLIT SERIES C PREFERRED CERTIFICATES," whether one or more) shall be entitled to receive upon surrender of such Pre-Split Series C Preferred Certificates to the Corporation's Secretary for cancellation, a certificate or certificates (the "POST-SPLIT SERIES C CERTIFICATES," whether one or more) representing the number of whole shares of Post-Split Series C Preferred Stock into which and for which the shares of Pre-Split Series C Preferred Stock formerly represented by such Pre-Split Series C Preferred Certificates so surrendered, are reclassified pursuant to the terms hereof. No script or fractional shares certificates will be issued for Pre-Split Series C Preferred Stock in connection with the Reverse Series C Preferred Stock Split. Each holder of shares of Old Series C Preferred Stock not divisible by five as of the effective date of the Reverse Series C Preferred Stock Split will, in lieu of receiving fractional shares, have the option for
    60 days after such effective date to either (a) purchase from other stockholders otherwise entitled to fractional shares a sufficient fractional share interest to 'round-up' to a full share of New Series C Preferred Stock, to the extent such fractions of shares are available from other
    stockholders, at a price of [$      ] per share of Old Series C Preferred
    Stock or (b) sell such holder's fractional share interest to other stockholders at the same price (the 'Fractional Share Program'). Unless and until a stockholder purchases a fractional share interest to round up to a full share of New Series C Preferred Stock, such holder shall have no further interest as a stockholder in respect of such fractional shares. From and after the Effective Date, Pre-Split Series C Certificates shall represent only the right to receive Post-Split Series C Certificates pursuant to the provisions hereof. If more than one Pre-Split Series C Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of Post-Split Series C Preferred Stock for which the Post-Split Series C Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Pre-Split Series C Certificates so surrendered. If any Post-Split
    Series C Certificate is to be issued in a name other than that in which the Pre-Split Series C Certificate surrendered for exchange are issued, the Pre-Split Series C Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Pre-Split Series C Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Corporation's Secretary that such taxes are not payable. From and after the Effective Date the amount of capital represented by the shares of Post-Split Series C Preferred Stock into which and for which the shares of the Pre-Split
    Series C Preferred Stock are reclassified pursuant to the terms hereof shall be the same as the amount of capital represented by the shares of Pre-Split Series C Preferred Stock so reclassified, until thereafter reduced or increased in accordance with applicable law;


        The Corporation's Series A Preferred Stock and Series B Preferred Stock shall not be affected by the filing of this Amendment."

                                                                       ANNEX "B"

                             PROPOSED AMENDMENT TO
                        ARTICLE FOURTH OF THE COMPANY'S
                          CERTIFICATE OF INCORPORATION

CURRENT CERTIFICATE OF INCORPORATION

       The second paragraph of Article Seventh of the Certificate of Incorporation currently reads as follows:

       "Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly noticed and called, as provided in the Bylaws of the Corporation and may not be taken by written consent of the stockholders pursuant to the GCL"

AMENDMENT UPON APPROVAL OF THE STOCKHOLDER ACTION BY WRITTEN CONSENT PROPOSAL

       "Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly noticed and called, as provided in the Bylaws of the Corporation and may be taken by written consent of the stockholders pursuant to the GCL"

PROXY
(Common Stock)

                        AAMES FINANCIAL CORPORATION

                       ANNUAL MEETING OF STOCKHOLDERS
                                MARCH 3, 2000

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned holder(s) of Common Stock of Aames Financial Corporation, a Delaware corporation (the Company), hereby acknowledge(s) receipt of the Proxy Statement and the Notice of the Annual Meeting of Stockholders of the Company (the Annual Meeting) to be held on March 3, 2000, at 10:00 a.m., Los Angeles time, at the Hotel Inter-Continental, 251 S. Olive Street, Los Angeles, California, and hereby further revokes all previous proxies and appoints John F. Madden, Jr., David A. Sklar and Ralph W. Flick as proxies of the undersigned, with full power of substitution for and in the name of the undersigned, at the Annual Meeting and any adjournment(s) thereof with the same effect as if the undersigned were present, for the following purposes:

                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)





--------------------------------------------------------------------------------
                                     FOLD AND DETACH HERE

--------------------------------------------------------------------------------

                                                              Please mark
                                                              your votes as  /X/
                                                              indicated in
                                                              this example



COMMON STOCK
                                                         FOR     AGAINST    ABSTAIN
1. To approve the amendment to the Company's
Certificate of Incorporation to effect a                  / /      / /        / /
one-for-five reverse stock split of the shares
of the Company's common stock.


2. To approve the amendment to the Company's
Certificate of Incorporation to effect a                  / /      / /       / /
one-for-five reverse stock split of the shares of
the Company's Series C Convertible Preferred stock.


3. To approve the amendment to the Company's
Certificate of Incorporation to                          / /      / /        / /
enable stockholders to act by written consent
as permitted pursuant to Delaware law.

                                                       FOR the
4. ELECTION OF CLASS II COMMON STOCK DIRECTORS:        nominees listed
The election of the following persons as               (except as
directors of the Company, as provided in the           marked to the
Company's Proxy Statement:                             contrary)

Cary H. Thompson                                         / /
Georges C. St. Laurent                                   / /


Instruction: To vote against any one nominee, write that nominee's name in the space provided below:

_________________________________________

5. The ratification of the appointment of                FOR     AGAINST    ABSTAIN
Ernst & Young LLP as the independent                    / /      / /        / /

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS YOU HAVE INDICATED ABOVE. IF NO INDICATION HAS BEEN MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ABOVE NOMINEE AND IN FAVOR OF THE PROPOSALS AND, AS THE PROXY DEEMS ADVISABLE, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

YOUR VOTE IS IMPORTANT TO THE COMPANY.

PLEASE SIGN AND RETURN YOUR PROXY BY TEARING OFF THE TOP PORTION OF THIS SHEET AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Signature(s)_____________, Signature, if held jointly __________Date __, 2000 (Please sign exactly as your name appears on your stock certificate.) When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign. If a corporation, sign in full corporation name by President or other authorized officer. If a partnership, sign in partnership name by authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.
--------------------------------------------------------------------------------
                                FOLD AND DETACH HERE

------------------------------------------------------------------------------
PROXY
(Series B Convertible Preferred Stock)


                          AAMES FINANCIAL CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 3, 2000

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned holder(s) of Common Stock of Aames Financial Corporation, a Delaware corporation (the "Company"), hereby acknowledge(s) receipt of the Proxy Statement and the Notice of the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on March 3, 2000, at 10:00 a.m., Los Angeles time, at the Hotel Inter-Continental, 251 S. Olive Street, Los Angeles, California, and hereby further revokes all previous proxies and appoints John F. Madden, Jr., David A. Sklar and Ralph
W. Flick as proxies of the undersigned, with full power of substitution for and in the name of the undersigned, at the Annual Meeting and any adjournment(s) thereof with the same effect as if the undersigned were present, for the following purposes:

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)






------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

------------------------------------------------------------------------------
Please mark your votes as indicated in this example      / X /

SERIES B CONVERTIBLE PREFERRED STOCK

                                                                                        FOR     AGAINST    ABSTAIN
1. To approve the amendment to the Company's Certificate of Incorporation to          /    /    /    /     /    /
effect a one-for-five reverse stock split of the shares of the Company's common stock.

2. To approve the amendment to the Company's Certificate of Incorporation to          /    /    /    /     /    /
effect a one-for-five reverse stock split of the shares of the Company's
Series C Convertible Preferred stock.

3.  To approve the amendment to the Company's Certificate of Incorporation to         /    /    /    /     /    /
enable stockholders to act by written

4. ELECTION OF SERIES B DIRECTORS: The election of the following persons as
Series B Directors of the Company, as provided in the Company's Proxy
Statement:


Steven M. Gluckstern
Adam M. Mizel
Eric C. Rahe
Mani A. Sadeghi
David A. Spuria


INSTRUCTION: To vote against any one nominee, write that                      FOR the nominees listed
nominee's name in the space provided below:                                  (except as marked to the
                                                                                     contrary)
--------------------------------------------------------                              /    /



                                                                              FOR the nominees listed
5.  ELECTION OF CLASS II COMMON STOCK DIRECTORS:  The election of            (except as marked to the
the following persons as directors of the Company, as provided in the                contrary)
Company's Proxy Statement:                                                            /    /

Cary H. Thompson
Georges C. St. Laurent



INSTRUCTION: To vote against any one nominee, write that nominee's name in the space provided below:

--------------------------------------------------------

                                                                                        FOR     AGAINST    ABSTAIN
6.  The ratification of the appointment of Ernst & Young LLP as the Company's         /    /    /    /     /    /
independent accountants for the fiscal year ending June 30, 2000


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS YOU HAVE INDICATED ABOVE. IF NO INDICATION HAS BEEN MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ABOVE NOMINEE AND IN FAVOR OF THE PROPOSALS AND, AS THE PROXY DEEMS ADVISABLE, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

YOUR VOTE IS IMPORTANT TO THE COMPANY.

PLEASE SIGN AND RETURN YOUR PROXY BY TEARING OFF THE TOP PORTION OF THIS SHEET AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Signature(s)                        , Signature, if held jointly
Date         , 2000    (Please sign exactly as your name appears on your
stock certificate.) When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign. If a corporation, sign in full corporation name by President or other authorized officer. If a partnership, sign in partnership name by authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.
------------------------------------------------------------------------------
                            FOLD AND DETACH HERE

PROXY
(Series C Convertible Preferred Stock)


                           AAMES FINANCIAL CORPORATION

                          ANNUAL MEETING OF STOCKHOLDERS
                                  MARCH 3, 2000

                 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

      The undersigned holder(s) of Series C Convertible Preferred Stock of Aames Financial Corporation, a Delaware corporation (the "Company"), hereby acknowledge(s) receipt of the Proxy Statement and the Notice of the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on March 3, 2000, at 10:00 a.m., Los Angeles time, at the Hotel Inter-Continental, 251 S. Olive Street, Los Angeles, California, and hereby further revokes all previous proxies and appoints John F. Madden, Jr., David
A. Sklar and Ralph W. Flick as proxies of the undersigned, with full power of substitution for and in the name of the undersigned, at the Annual Meeting and any adjournment(s) thereof with the same effect as if the undersigned were present, for the following purposes:

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)





-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                              Please mark
                                                             your votes as / X /
                                                              indicated in
                                                              this example

SERIES C CONVERTIBLE PREFERRED STOCK
                                                       FOR    AGAINST   ABSTAIN
1. To approve the amendment to the Company's
   Certificate of Incorporation to effect a           /  /      /  /      /  /
   one-for-five reverse stock split of the
   shares of the Company's common stock.

2. To approve the amendment to the Company's
   Certificate of Incorporation to effect a           /  /      /  /      /  /
   one-for-five reverse stock split of the
   shares of the Company's Series C Convertible
   Preferred stock.

3, To approve the amendment to the Company's
   Certificate of Incorporation to enable             /  /      /  /      /  /
   stockholders to act by written consent as permitted pursuant to Delaware law

4. The ratification of the appointment of
   Ernst & Young LLP as the independent               /  /      /  /      /  /


                                          THE SHARES REPRESENTED BY THIS
                                          PROXY WILL BE VOTED AS YOU HAVE
                                          INDICATED ABOVE. IF NO INDICATION
                                          HAS BEEN MADE, THE SHARES
                                          REPRESENTED BY THIS PROXY WILL BE
                                          VOTED FOR THE ABOVE NOMINEE AND
                                          IN FAVOR OF THE PROPOSALS AND, AS
                                          THE PROXY DEEMS ADVISABLE, ON
                                          SUCH OTHER BUSINESS AS MAY PROPERLY
                                          COME BEFORE THE ANNUAL MEETING.

                                          YOUR VOTE IS IMPORTANT TO THE COMPANY.

                                          PLEASE SIGN AND RETURN YOUR PROXY BY
                                          TEARING OFF THE TOP PORTION OF THIS
                                          SHEET AND RETURNING IT IN THE ENCLOSED
                                          POSTAGE-PAID ENVELOPE.


Signature(s)                     , Signature, if held jointly
            ---------------------                            -------------------

Date          , 2000 (Please sign exactly as your name appears on your stock certificate.) When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign.
All joint owners should sign. If a corporation, sign in full corporation name by President or other authorized officer. If a partnership, sign in partnership name by authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE